                                                                File No. 69-78
                                                                         -----

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   FORM U-3A-2

              Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the Provisions of the Public Utility
                           Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                         MINNESOTA POWER & LIGHT COMPANY
                         -------------------------------
                                (Name of company)

hereby files with the Securities Exchange Commission pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

         1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
(EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

                                                              State of
Name                                                          Organization        Location              Nature of Business
----                                                          ------------        --------              ------------------
Minnesota Power & Light                                       Minnesota           Duluth, MN            Electric Utility
Company

Superior Water, Light and Power                               Wisconsin           Superior, WI          Electric, Gas and Water
Company <F1>                                                                                            Utility

Energy Land, Incorporated <F1><F5>                            Wisconsin           Duluth, MN            Tugboat Leasing

BNI Coal, Ltd. <F1>                                           North Dakota        Bismarck, ND          Coal Mining

Minnesota Paper, Incorporated <F4>                            Minnesota           Duluth, MN            Paper Manufacturing - Sold

Capital Re Corporation <F2>                                   Delaware            New York, NY          Financial Guaranty
                                                                                                        Reinsurance

Rainy River Energy Corporation <F1>                           Minnesota           Duluth, MN            Energy Management
<F5>

RendField Land Company, Inc. <F1>                             Minnesota           Duluth, MN            Land Holding
<F6>

UtilEquip, Incorporated <F3><F22>                             Minnesota           Duluth, MN            Equipment Manufacturing -
                                                                                                        Assets Sold

Synertec, Incorporated <F1>                                   Minnesota           Duluth, MN            Venture Investor in energy
                                                                                                        efficiency, pollution
                                                                                                        control and energy
                                   -1-                                                                  conservation activities

Superior Recycled Fiber                                       Minnesota           Duluth, MN            Pulp Production - Sold
Corporation <F6><F9>

Minnesota Pulp, Incorporated <F1>                             Minnesota           Duluth, MN            Pulp Production
<F9><F22>

Minnesota Pulp II, Incorporated                               Minnesota           Duluth, MN            Pulp Production
<F6><F9><F22>

Lakeview Financial Corporation 1                              Minnesota           Duluth, MN            Financial Investments
<F1><F5>

Upper Minnesota Properties, Inc. <F1>                         Minnesota           Duluth, MN            Affordable Housing
<F5>                                                                                                    Project

Upper Minnesota Properties-                                   Minnesota           Duluth, MN            Affordable Housing
Meadowlands, Inc. <F5><F10>                                                                             Project

Upper Minnesota Properties-                                   Minnesota           Duluth, MN            Affordable Housing
Irving, Inc. <F5><F10>                                                                                  Project

Topeka Group Incorporated <F1>                                Minnesota           Duluth, MN            Diversification Activities

Heater Utilities, Incorporated <F5><F11>                      North Carolina      Cary, NC              Water and Wastewater
                                                                                                        Treatment Utility

Heater of Seabrook, Inc. <F5><F13>                            South Carolina      Seabrook Island,      Water and Wastewater
                                                                                  SC                    Treatment Utility

Brookwood Water Corporation <F5><F13>                         North Carolina      Fayetteville, NC      Water Utility

Upstate Heater Utilities, Inc. <F5><F13>                      South Carolina      Anderson, SC          Water Utility

Southern States Utilities, Inc. <F11>                         Florida             Apopka, FL            Water and Wastewater
                                                                                                        Treatment Utility

Pelican Utililty Company <F5><F14>                            Florida             Apopka, FL            Inactive

Lehigh Acquisition Corporation <F7>                           Delaware            Lehigh Acres, FL      Subdivider, Developer

Lehigh Corporation <F15><F18>                                 Florida             Lehigh Acres, FL      Subdivider, Developer

Lehigh Building Supply, Inc. <F5><F17>                        Florida             Lehigh Acres, FL      Distributive Trades

News-Star Publications, Inc. <F5><F8>                         Florida             Lehigh Acres, FL      Newspaper Publisher

Lehigh Land and Investment, Inc.                              Florida             Lehigh Acres, FL      Real Estate Agent
<F5><F17><F23>

Cliffside Properties, Inc. <F5><F17><F24>                     California          Lehigh Acres, FL      Resort Operations

Home at Lehigh, Inc. <F5><F19>                                Florida             Lehigh Acres, FL      Construction Company

                                   -2-

Interlachen Lake Estates, Inc. <F5><F15>                      Florida             Lehigh Acres, FL      Subdivider, Developer

Sundowner Properties, Inc. <F5><F15>                          Pennsylvania        Lehigh Acres, FL      Subdivider, Developer

LRC of Georgia, Inc. <F5><F17><F22>                           Georgia             McDonough, GA         Real Estate Operator

SRC of Florida, Inc. <F5><F15><F16>                           Florida             Homosassa             Subdivider, Developer
                                                                                  Springs, FL

Able Land Services, Inc. <F5><F20>                            Florida             Lehigh Acres, FL      Land Management

Enterprise Lehigh <F5><F21>                                   Florida             Lehigh Acres, FL      Subdivider, Developer

East L.A. Services Corp. <F5><F11><F12>                       Florida             Lehigh Acres, FL      Sanitation Services

FiberCore, Incorporated <F5><F11>                             Minnesota           Duluth, MN            Fiberoptics - Sold

ADESA Holdings <F1><F25>                                      Minnesota           Duluth, MN            Automobile Auction
                                                                                                        Holding

ADESA Corporation <F25><F31>                                  Indiana             Indianapolis, IN      Automobile Auction
                                                                                                        Holding

ADESA Auto Transport, Inc. <F5><F26>                          Indiana             Moody, AL             Automobile Transport

A.D.E. of Birmingham, Inc. <F6><F26>                          Alabama             Moody, AL             Automobile Auction

ADESA Ohio, Inc. <F5><F26>                                    Ohio                Cleveland, OH         Automobile Auction
                                                                                  Franklin, OH

Auto Dealers Exchange of                                      Tennessee           Memphis, TN           Automobile Auction
Memphis, Inc. <F6><F26>

A.D.E. of Lexington, Inc. <F5><F26>                           Kentucky            Lexington, KY         Automobile Auction

Auto Dealers Exchange of                                      Massachusetts       Acton, MA             Automobile Auction
Concord, Inc. <F26>                                                               Framingham, MA

Greater Buffalo Auto Auction, Inc. <F6><F26>                  New York            Akron, NY             Automobile Auction

ADESA Indianapolis, Inc. <F26>                                Indiana             Indianapolis, IN      Automobile Auction

A.D.E. Management Company <F26>                               Indiana             Indianapolis, IN      Automobile Auction
                                                                                                        Holding

ADESA Funding Corporation <F26>                               Indiana             Indianapolis, IN      Financial Services

A.D.E. of Jacksonville, Inc. <F5><F30>                        Florida             Jacksonville, FL      Automobile Auction

A.D.E. of Knoxville, Inc. <F5><F26>                           Tennessee           Knoxville, TN         Automobile Auction

ADESA-Charlotte, Inc. <F5><F26>                               North Carolina      Charlotte, NC         Automobile Auction

                                   -3-

Automotive Finance Corporation <F26>                          Indiana             Indianapolis, IN      Financial Services

AFC Funding Corporation <F29>                                 Indiana             Indianapolis, IN      Financial Services

ADESA Austin, Inc. <F5><F26>                                  Texas               Austin, TX            Automobile Auction

Auto Banc Corporation <F26>                                   New Jersey          Manville, NJ          Automobile Remarketing

ADESA New Jersey, Inc. <F26>                                  New Jersey          Manville, NJ          Automobile Auction

ADESA Canada Inc. <F27>                                       Quebec              Vars, Ontario,        Automobile Auction
                                                                                  Canada                Holding

3059-0539 Quebec Inc. <F6><F28>                               Quebec              St. Eustache,         Automobile Auction
                                                                                  Quebec, Canada

3095-1115 Quebec Inc. <F5><F28>                               Quebec              St. Eustache,         Inactive
                                                                                  Quebec, Canada

Greater Halifax Auto Exchange                                 Nova Scotia         Lr. Sackville,        Automobile Auction
Incorporated <F5><F28>                                                            Nova Scotia,
                                                                                  Canada

ADESA-Ottawa, Inc. <F5><F28>                                  Ontario             Vars, Ontario,        Automobile Auction
                                                                                  Canada

ADESA Remarketing Services, Inc.                              Ontario             Vars, Ontario,        Automobile Remarketing
<F5><F32>                                                                         Canada

<F1>     Subsidiary of Minnesota Power & Light Company.

<F2>     Minnesota Power & Light Company has a 22.1 percent  ownership  interest in Capital Re Corporation (Capital Re). Capital Re is an investment accounted for by the equity method.

<F3>     A subsidiary of RendField Land Company,  Inc., UtilEquip,  Incorporated
         owned 82.5 percent of Reach All Partnership (Reach All), an equipment manufacturer in Duluth, MN that was closed in 1995. Reach All was accounted for by the equity method.

<F4>     Minnesota  Paper,  Inc.,  was a  subsidiary  of  Minnesota  Power &
         Light Company, and was a 50 percent participant in a joint venture with Pentair Duluth Corp. in Lake Superior Paper Industries (LSPI), a paper mill in Duluth, MN. Minnesota Paper, Inc. was sold in 1995.

<F5>     Contributed less than 1 percent of consolidated net income for the year ended December 31, 1995, and consisted of less than 1 percent of consolidated assets at December 31, 1995.

<F6>     These companies each consisted of less than 1 percent of consolidated assets at December 31, 1995.

<F7>     Topeka Group  Incorporated  has an 80 percent  ownership  interest in this corporation.

<F8>     Lehigh Corporation has a 60 percent stock ownership in this corporation.

                                   -4-

<F9>     Synertec,  Incorporated,  owned 100 percent of Superior  Recycled Fiber
         Corporation which owned 76 percent of Superior Recycled Fiber Industries Joint Venture, a pulp production plant in Duluth, MN. The remaining 24 percent was owned by LSPI Fiber Co., a former partnership of Minnesota Pulp, Incorporated. Minnesota Pulp II, Inc. a wholly owned subsidiary of Minnesota Pulp, Incorporated, owned 50 percent of LSPI Fiber Co. Superior Recycled Fiber Corporation, Superior Recycled Fiber Industries Joint Venture and LSPI Fiber Co. were sold in 1995.

<F10>    Subsidiary of Upper Minnesota Properties, Inc.

<F11>    Subsidiary of Topeka Group Incorporated.

<F12>    Sanitation services ceased in 1995.

<F13>    Subsidiary of Heater Utilities, Incorporated.

<F14>    Subsidiary of Southern States Utilities, Inc.

<F15>    Subsidiary of Lehigh Acquisition Corporation.

<F16>    SRC of  Florida,  Inc.  is a 50 percent  partner in Guardian  Title of
         Lehigh,  a title  company in Lehigh Acres, FL.

<F17>    Subsidiary of Lehigh Corporation.

<F18>    Lehigh  Corporation  owns 100 percent of J.W. Ford, Inc., an investment accounted for under the equity method. J.W. Ford, Inc., owns 50 percent of Joel/Bell Property, Inc., a land management company in Lehigh Acres, FL. Lehigh Corporation is also a 40 percent participant in Westminster L.L.P., which is involved in residential development in Lehigh Acres, FL.

<F19>    Lehigh Corporation has a 98 percent stock ownership in this corporation.

<F20>    Lehigh Corporation has a 94 percent stock ownership in this corporation.

<F21>    Lehigh Corporation has an 80 percent stock ownership in this corporation.

<F22>    Corporation in process of dissolution.

<F23>    Lehigh Land and Investment,  Inc. is a 50 percent  participant in
         Greenbriar Lakes Joint Venture which is involved in land management in Lehigh Acres, FL.

<F24>    Cliffside  Properties,  Inc.  owns 50  percent  of  Admiral  Lehigh
         Resort,  Ltd.  Partnership,  a resort operation in Lehigh Acres, FL.

<F25>    ADESA Holdings purchased 80 percent of ADESA Corporation on July 1,
         1995.

<F26>    Subsidiary of ADESA Corporation.

<F27>    ADESA  Corporation  has an 86.7 percent  stock  ownership in this corporation. ADESA Canada Inc. owns 20 percent of Import Auto Auctions Limited.

<F28>    Subsidiary of ADESA Canada, Inc.

<F29>    Subsidiary of Automotive Finance Corporation.

                                   -5-

<F30>    Subsidiary of A.D.E. Management Company.

<F31>    ADESA Corporation owns 51 percent of ADESA South Florida,  LLC which is an automobile auction in Opa-Locka, FL.

<F32>    Subsidiary of ADESA-Ottawa, Inc.

         2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.


Claimant - Minnesota Power & Light Company

         Reference is made to Annual Report Form 10-K (File No. 1-3548), filed by the claimant with the Commission on March 25, 1995, for the fiscal year ended December 31, 1994, particularly pages 22, 23, 31, and 34, which is hereby incorporated by reference in this statement.

Subsidiary - Superior Water, Light and Power Company

         Same reference as under claimant.

         3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

         (a) Number of kWh of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                                                Electricity             Gas

Minnesota Power & Light Company                9,250,575,715           None

Superior Water, Light and Power Company         555,794,000          28,440,441

Southern States Utilities, Inc.                    None                30,524
                                                                    (Liquefied
                                                                    Propane Gas)

         (b) Number of kWh of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

None

         (c) Number of kWh of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                                                Electricity        Gas

Minnesota Power & Light Company                 740,519,000        None

Superior Water, Light and Power Company            None            None

Southern States Utilities, Inc.                    None            None

         (d)  Number  of  kWh  of  electric   energy  and  Mcf.  of  natural  or
manufactured gas purchased outside the State in which each company is organized or at the State line.

                                                Electricity         Gas

Minnesota Power & Light Company                 5,051,176,830       None

Superior Water, Light and Power Company          573,573,145        None

Southern States Utilities, Inc. */                  None            None

*/ Purchased only liquefied propane gas and all such purchases were made from local distributors and delivered in Florida.

         4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

Not applicable to Minnesota Power & Light Company

                                    Exhibits

Exhibit A is the consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year, together with a consolidating statement of income and consolidating statement of retained earnings of the claimant and its subsidiary companies for the last calendar year.

Exhibit A-1 is the consolidating financial statements for Topeka Group Incorporated (Topeka Group). These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-2 is the consolidating financial statements for Lehigh Acquisition Corporation which are combined with Topeka Group and filed as Exhibit A-1.

Exhibit A-3 is the consolidating financial statements for Heater Utilities, Incorporated. These statements are combined in the consolidated financial statements for Topeka Group and filed as Exhibit A-1.

Exhibit A-4 is the consolidating financial statements for ADESA Holdings. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-5 - Consolidating financial statements for ADESA Corporation are combined in the consolidating financial statements for ADESA Holdings and are filed as Exhibit A-4. Consolidating financial statements for ADESA Corporation have been excluded from this exhibit due to the competitive nature of the information.

Exhibit A-6 is the consolidating financial statements for RendField Land Company. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit  A-7  is  the   consolidating   financial   statements   for   Synertec,
Incorporated. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-8 is the consolidating financial statements for Superior Recycled Fiber Corporation which are combined with Synertec, Incorporated and are filed as Exhibit A-7.

Exhibit A-9 is the consolidating financial statements for Upper Minnesota Properties, Inc. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-10 is the consolidating financial statements for Minnesota Pulp, Incorporated. These statements are combined in the consolidating financial statements of Minnesota Power & Light Company which are filed as Exhibit A.

Exhibit A-11 is a list of abbreviations used in the Exhibits.

Exhibit B is the Financial Data Schedule.

Exhibit C is not applicable to Minnesota Power & Light Company.

         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 23th day of February 1996.



                                             MINNESOTA POWER & LIGHT COMPANY
                                           -----------------------------------
                                                    (Name of Claimant)



                                           By          D.G. Gartzke
                                           -----------------------------------
                                                  Senior Vice President -
                                           Finance and Chief Financial Officer


Attest:


            Mark A. Schober
----------------------------------------
          Corporate Controller


Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

                                                 Senior Vice President -
  David G. Gartzke                         Finance and Chief Financial Officer
  ----------------                         -----------------------------------
      (Name)                                            (Title)



                         Minnesota Power & Light Company
                             30 West Superior Street
                             Duluth, Minnesota 55802
                             -----------------------
                                    (Address)

                                                                    Exhibit A
                                                                    Page 1 of 8

                                                                               MINNESOTA POWER CONSOLIDATED BALANCE SHEET

                                                                                                           DECEMBER  1995
                                 CONSOLIDATED  ELIMINATIONS      MPL           SWL           CNTG          ENLD          CNAD
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
PLANT AND OTHER ASSETS
   ELECTRIC               -U100   1205056,826     2,762,175   1178348,707    23,945,944             0             0             0
   ELECTRIC MISCELLANEOUS -U175     27978,188             0     17756,311     5,304,913             0             0             0
   GAS                    -U400     13252,121       848,205             0    12,403,916             0             0             0
   COAL               -U550,551     38663,466             0             0             0             0             0             0
   COMMON                 -U500             0     5,739,020-            0     5,739,020             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL ELECTRIC OPERATIONS    1284950,601     2,128,640-  1196105,018    47,393,793             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
   WATER                  -U300    424894,699     2,128,640             0    16,237,584   406,528,475             0             0
   WATER MISCELLANEOUS    -U350     13415,829             0             0             0    13,415,829             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL WATER OPERATIONS        438310,528     2,128,640             0    16,237,584   419,944,304             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
   AUTO REDISTRIBUTION    -N550     87303,000             0             0             0             0             0    87,303,000
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
   PULP                   -N300             0             0             0             0             0             0             0
   AFFORD HOUSING AND OTHE-N350       518,126             0             0             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL INVEST OPERATIONS          518,126             0             0             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
   TOTAL PLANT                    1811082,255             0   1196105,018    63,631,377   419,944,304             0    87,303,000
   ACCUMULATED DEPREC-U600,N600    619342,564-            0    464670,433-   24,779,913-  108,786,679-            0     1,990,000-
   CONSTRUCTION IN PRO-U710,711     56019,418             0      5386,418       289,716    12,024,284             0    38,319,000
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
     NET PLANT                    1247759,109             0    736821,003    39,141,180   323,181,909             0   123,632,000
   SECURITIES INVESTES-N900,905     78086,916             0     71227,157             0       154,962     4,907,926             0
   EQUITY INVESTMENTS     -N910     92851,019             0     92851,019             0             0             0             0
   REAL ESTATE            -N400     25912,564             0             0             0    25,912,564             0             0
   OTHER                  -N500      4041,597             0      2442,379             0     1,599,218             0             0
   INV IN SUBSIDIARIES    -N200             3-  402,556,261-   402556,257             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL PLANT AND ASSETS       1448651,202   402,556,261-  1305897,815    39,141,180   350,848,653     4,907,926   123,632,000
 CURRENT ASSETS  (A)
   CASH                   -110      27140,930             1       273,966       171,093     5,198,074         5,743    20,143,001
     WORKING FUNDS        -150        214,405             0       205,398         9,008             0             0             0
   TEMP CASH INVESTMENTS  -200       4221,721     2,900,000-     5587,938             0       504,248             0             0
   RESTRICTED CASH        -115              0             0             0             0             0             0             0
   TRADING SECURITIES     -250      40006,578     1,547,264-    41553,842             0             0             0             0
   CUSTOMER ACCTS REC     -321     131397,132             0     39398,016     5,281,389     8,353,016             0    75,345,000
     RESERVE FOR UNCOL ACT-322       3325,254-            0       358,383-      292,171-      256,701-            0     2,418,000-
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE     -310        476,849             0       258,391             0       218,458             0             0
     OTHER ACCOUNTS REC   -409      11743,236     1,233,892-     7351,968     1,578,610     3,944,795             0             0
     ACCTS REC FROM ASSOC -432              0   122,134,898-    39588,044         7,222    37,311,714     1,570,854       452,500
   FUEL STOCK             -500       7419,432             0      7350,217        69,215             0             0             0
   PLANT & OPER SUPPLIES  -610      17774,196             0      9634,084       517,742       851,094             0     4,332,000
     MERCHANDISE          -620       1168,840             0      1168,840             0             0             0             0
     STORES EXPENSE UNDIST-630         21,180             0        40,970        19,790-            0             0             0
   PREPAYMENTS            -700       7542,639             0      1756,396       927,577     1,673,545             0     2,699,325
   OTHER CUR & ACCR ASSETS-900       4093,163             0      2505,943       169,749     1,359,146             0             0
     FUNDS HELD BY TRUSTEE-145       2069,743             0      2069,743             0             0             0             0
     INTEREST DEP & OTHER -120              0             0             0             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
      TOTAL CURRENT ASSETS         251964,790   127,816,053-   158385,373     8,419,644    59,157,389     1,576,597   100,553,826
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 DEFERRED CHARGES        H-200     113667,345     2,190,104     89019,238     2,229,328    16,511,879             0       363,000
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 INTANGIBLES - GOODWILL  N-700     120245,311             0             0             0     1,594,828             0   118,650,483
             - OTHER     N-702      13096,000             0             0             0             0             0    13,096,000
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
      TOTAL INTANGIBLES            133341,311             0             0             0     1,594,828             0   131,746,483
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 TOTAL ASSETS                     1947624,648   528,182,210-  1553302,426    49,790,152   428,112,749     6,484,523   356,295,309
                                 ============  ============  ============  ============  ============  ============  ============

                                     CNRD          BNI           RAIN          CNSY
                                 ------------  ------------  ------------  ------------
PLANT AND OTHER ASSETS
   ELECTRIC               -U100             0             0             0             0
   ELECTRIC MISCELLANEOUS -U175             0             0             0             0
   GAS                    -U400             0             0             0             0
   COAL               -U550,551             0    38,663,466             0             0
   COMMON                 -U500             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL ELECTRIC OPERATIONS              0    38,663,466             0             0
                                 ------------  ------------  ------------  ------------
   WATER                  -U300             0             0             0             0
   WATER MISCELLANEOUS    -U350             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL WATER OPERATIONS                 0             0             0             0
                                 ------------  ------------  ------------  ------------
   AUTO REDISTRIBUTION    -N550             0             0             0             0
                                 ------------  ------------  ------------  ------------
   PULP                   -N300             0             0             0             0
   AFFORD HOUSING AND OTHE-N350       468,230             0             0        49,896
                                 ------------  ------------  ------------  ------------
     TOTAL INVEST OPERATIONS          468,230             0             0        49,896
                                 ------------  ------------  ------------  ------------
   TOTAL PLANT                        468,230    38,663,466             0        49,896
   ACCUMULATED DEPREC-U600,N600             0    18,875,379-            0        42,495-
   CONSTRUCTION IN PRO-U710,711             0             0             0             0
                                 ------------  ------------  ------------  ------------
     NET PLANT                        468,230    19,788,087             0         7,401
   SECURITIES INVESTES-N900,905             0     1,737,743             0             0
   EQUITY INVESTMENTS     -N910             0             0             0             0
   REAL ESTATE            -N400             0             0             0             0
   OTHER                  -N500             0             0             0             0
   INV IN SUBSIDIARIES    -N200             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL PLANT AND ASSETS           468,230    21,525,830             0         7,401
 CURRENT ASSETS  (A)
   CASH                   -110          2,362       542,197        13,750       673,247
     WORKING FUNDS        -150              0             0             0             0
   TEMP CASH INVESTMENTS  -200              0     1,014,536             0             0
   RESTRICTED CASH        -115              0             0             0             0
   TRADING SECURITIES     -250              0             0             0             0
   CUSTOMER ACCTS REC     -321              0     3,019,711             0             0
     RESERVE FOR UNCOL ACT-322              0             0             0             0
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE     -310              0             0             0             0
     OTHER ACCOUNTS REC   -409              0             0             0        20,277
     ACCTS REC FROM ASSOC -432      7,802,675             0       734,078    19,580,500
   FUEL STOCK             -500              0             0             0             0
   PLANT & OPER SUPPLIES  -610              0     2,439,275             0             0
     MERCHANDISE          -620              0             0             0             0
     STORES EXPENSE UNDIST-630              0             0             0             0
   PREPAYMENTS            -700              0       474,844             0             0
   OTHER CUR & ACCR ASSETS-900              0        37,809             0             0
     FUNDS HELD BY TRUSTEE-145              0             0             0             0
     INTEREST DEP & OTHER -120              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL CURRENT ASSETS          7,805,037     7,528,372       747,828    20,274,024
                                 ------------  ------------  ------------  ------------
 DEFERRED CHARGES        H-200         11,713     3,277,066             0             0
                                 ------------  ------------  ------------  ------------
 INTANGIBLES - GOODWILL  N-700              0             0             0             0
             - OTHER     N-702              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL INTANGIBLES                     0             0             0             0
                                 ------------  ------------  ------------  ------------
 TOTAL ASSETS                       8,284,980    32,331,268       747,828    20,281,425
                                 ============  ============  ============  ============

                                                                    Exhibit A
                                                                    Page 2 of 8

                                                                               MINNESOTA POWER CONSOLIDATED BALANCE SHEET
                                                                                            DECEMBER  1995
                                     LFC1          CNUP          CNPI          MPAP
                                 ------------  ------------  ------------  ------------
PLANT AND OTHER ASSETS
   ELECTRIC               -U100             0             0             0             0
   ELECTRIC MISCELLANEOUS -U175             0     4,916,964             0             0
   GAS                    -U400             0             0             0             0
   COAL               -U550,551             0             0             0             0
   COMMON                 -U500             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL ELECTRIC OPERATIONS              0     4,916,964             0             0
                                 ------------  ------------  ------------  ------------
   WATER                  -U300             0             0             0             0
   WATER MISCELLANEOUS    -U350             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL WATER OPERATIONS                 0             0             0             0
                                 ------------  ------------  ------------  ------------
   AUTO REDISTRIBUTION    -N550             0             0             0             0
                                 ------------  ------------  ------------  ------------
   PULP                   -N300             0             0             0             0
   AFFORD HOUSING AND OTHE-N350             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL INVEST OPERATIONS                0             0             0             0
                                 ------------  ------------  ------------  ------------
   TOTAL PLANT                              0     4,916,964             0             0
   ACCUMULATED DEPREC-U600,N600             0       197,664-            0             0
   CONSTRUCTION IN PRO-U710,711             0             0             0             0
                                 ------------  ------------  ------------  ------------
     NET PLANT                              0     4,719,300             0             0
   SECURITIES INVESTES-N900,905        59,129             0             0             0
   EQUITY INVESTMENTS     -N910             0             0             0             0
   REAL ESTATE            -N400             0             0             0             0
   OTHER                  -N500             0             0             0             0
   INV IN SUBSIDIARIES    -N200             0             1             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL PLANT AND ASSETS            59,129     4,719,301             0             0
 CURRENT ASSETS  (A)
   CASH                   -110         48,420        36,821        32,259             0
     WORKING FUNDS        -150              0             0             0             0
   TEMP CASH INVESTMENTS  -200              0        15,000             0             0
   RESTRICTED CASH        -115              0             0             0             0
   TRADING SECURITIES     -250              0             0             0             0
   CUSTOMER ACCTS REC     -321              0             0             0             0
     RESERVE FOR UNCOL ACT-322              0             0             0             0
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE     -310              0             0             0             0
     OTHER ACCOUNTS REC   -409             51        80,026         1,400             0
     ACCTS REC FROM ASSOC -432          3,542     1,771,776    13,311,993             0
   FUEL STOCK             -500              0             0             0             0
   PLANT & OPER SUPPLIES  -610              0             0             0             0
     MERCHANDISE          -620              0             0             0             0
     STORES EXPENSE UNDIST-630              0             0             0             0
   PREPAYMENTS            -700              0        10,953             0             0
   OTHER CUR & ACCR ASSETS-900         20,517             0             0             0
     FUNDS HELD BY TRUSTEE-145              0             0             0             0
     INTEREST DEP & OTHER -120              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL CURRENT ASSETS             72,530     1,914,576    13,345,652             0
                                 ------------  ------------  ------------  ------------
 DEFERRED CHARGES        H-200              0        65,018             0             0
                                 ------------  ------------  ------------  ------------
 INTANGIBLES - GOODWILL  N-700              0             0             0             0
             - OTHER     N-702              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL INTANGIBLES                     0             0             0             0
                                 ------------  ------------  ------------  ------------
 TOTAL ASSETS                         131,659     6,698,895    13,345,652             0
                                 ============  ============  ============  ============

                                                                    Exhibit A
                                                                    Page 3 of 8

                                                                               MINNESOTA POWER CONSOLIDATED BALANCE SHEET
                                                                                                           DECEMBER  1995
                                 CONSOLIDATED  ELIMINATIONS      MPL           SWL           CNTG          ENLD          CNAD
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 CAPITALIZATION
   COMMON EQUITY  (C)
     COMMON STK&PD IN CAP -090     377684,029   285,590,587-   377684,029     5,800,000    62,765,345         2,500   191,317,310
     LOAN TO LEV ESOP     -210      72882,245-            0     72882,245-            0             0             0             0
     UNREAL GAINS INVEST  -215       3206,726             0      3206,726             0             0             0             0
     CUM TRANSLATION ADJ  -216        177,000-            0             0             0             0             0       177,000-
     RETAINED EARNINGS    -400     276240,740   116,965,673-   276240,744    11,498,603   102,563,110     3,158,640        37,894-
   PREFERRED STOCK  (P)
     5%                   -100      11491,693             0     11491,693             0             0             0             0
     $7.36 SERIES         -210      17054,910             0     17054,910             0             0             0             0
     $8.90 SERIES          220              0             0             0             0             0             0             0
     $6.70 SERIES         -250      10000,000             0     10000,000             0             0             0             0
     $9.125 SERIES        -320              0             0             0             0             0             0             0
     $7.125 SERIES        -330      10000,000             0     10000,000             0             0             0             0
   LONG-TERM DEBT  (D)
     BONDS                -100     510564,418     1,175,000-   406955,000     5,400,000    99,384,418             0             0
     BOND FUNDS HELD BY TRUST               0             0             0             0             0             0             0
     OTHER LONG-TERM DEBT -700     130227,173       789,987-    13176,334     7,350,000    38,002,600             0    56,781,000
     UNAMORT PREM ON DEBT -850              0             0             0             0             0             0             0
     UNAMORT DISC ON DEBT -860       1243,452-            0      1243,452-            0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
      TOTAL CAPITALIZATION        1272166,992   404,521,247-  1051683,739    30,048,603   302,715,473     3,161,140   247,883,416
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 CURRENT LIABILITIES  (L)
   NOTES PAYABLE          -100      96217,711     2,900,000-    62994,297     2,900,000       808,414             0    32,415,000
   CURRENT MATURITIES     -200       9743,191     1,964,986             0             0       795,497             0     5,173,000
   ACCOUNTS PAYABLE
     ACCOUNTS PAYABLE     -310      68082,636     1,733,343-    19877,650     1,003,434     6,009,677             0    42,514,484
     ACCOUNTS PAY TO ASSOC-320              4   121,944,556-    82542,595     1,940,928     2,499,202       383,307     1,053,257
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401       1353,033             0      1955,733       399,726       166,236        37,480-      328,290-
     STATE INCOME TAXES   -450       1427,414             0      1087,589-       11,392-      442,991       248,340        68,870
     OTHER ACCRUED TAXES  -500      38218,625             0     36795,586       136,322       727,099             0             0
   ACCRD DIVIDEND & INTEREST
     INTEREST ACCRUED     -610      13668,891             0      9603,776       284,446     3,492,904             0             0
     DIVIDENDS DECLARED   -620        800,123             0       800,123             0             0             0             0
     MATURED INTEREST     -630          1,709             0         1,709             0             0             0             0
   OTHER
     CUSTOMER DEPOSITS    -910       2991,077             0       233,721        22,001     2,625,021             0             0
     TAX COLLECTIONS PAY  -920       1145,756             0       948,057       197,699             0             0             0
     MISC CURR & ACCR LIAB-930      23155,606     1,238,154-    11718,239     2,824,491     4,471,560             0     4,734,000
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
      TOTAL CURRENT LIABILITIE     256805,776   125,851,067-   226383,897     9,697,655    22,038,601       594,167    85,630,321
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
   CONTR IN AID OF CONST F-300      98166,838             0             0     1,073,668    97,093,169             0             0
   ACCUM DEF INC TXS(H254)-100     130367,328             0    137830,262     2,543,065    14,805,418-    2,729,216     1,230,000
   ACC DEF INV TAX CREDITS-200      34369,360             0     32001,806     1,011,144     1,356,410             0             0
   OTHER
     MINORITY INTEREST    -900      29941,441             0             0             0     8,388,154             0    21,551,572
     CUST ADV FOR CONSTR  -910       2691,689             0       840,968     1,850,721             0             0             0
     OTHER DEF CREDITS    -920     118205,132     2,188,756     99653,010     3,565,296    11,326,360             0             0
     LOST TIME RESERVE    -930       4910,092         1,348      4908,744             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
      TOTAL DEFERRED CREDITS       418651,880     2,190,104    275234,790    10,043,894   103,358,675     2,729,216    22,781,572
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 TOTAL LIAB & CAPITALIZATION      1947624,648   528,182,210-  1553302,426    49,790,152   428,112,749     6,484,523   356,295,309
                                 ============  ============  ============  ============  ============  ============  ============

                                     CNRD          BNI           RAIN          CNSY
                                 ------------  ------------  ------------  ------------
 CAPITALIZATION

   COMMON EQUITY  (C)
     COMMON STK&PD IN CAP -090      4,487,500     2,027,426       500,000     5,074,217
     LOAN TO LEV ESOP     -210              0             0             0             0
     UNREAL GAINS INVEST  -215              0             0             0             0
     CUM TRANSLATION ADJ  -216              0             0             0             0
     RETAINED EARNINGS    -400     11,432,534-   11,007,363     1,391,643-      374,841-
   PREFERRED STOCK  (P)
     5%                   -100              0             0             0             0
     $7.36 SERIES         -210              0             0             0             0
     $8.90 SERIES          220              0             0             0             0
     $6.70 SERIES         -250              0             0             0             0
     $9.125 SERIES        -320              0             0             0             0
     $7.125 SERIES        -330              0             0             0             0
   LONG-TERM DEBT  (D)
     BONDS                -100              0             0             0             0
     BOND FUNDS HELD BY TRUST               0             0             0             0
     OTHER LONG-TERM DEBT -700              0    13,101,598             0             0
     UNAMORT PREM ON DEBT -850              0             0             0             0
     UNAMORT DISC ON DEBT -860              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL CAPITALIZATION          6,945,034-   26,136,387       891,643-    4,699,376
                                 ------------  ------------  ------------  ------------
 CURRENT LIABILITIES  (L)
   NOTES PAYABLE          -100              0             0             0             0
   CURRENT MATURITIES     -200              0     1,647,573             0             0
   ACCOUNTS PAYABLE
     ACCOUNTS PAYABLE     -310        194,924       191,000             0             0
     ACCOUNTS PAY TO ASSOC-320     15,705,073       274,378     1,833,521    13,830,253
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401        278,780       240,330         2,270-      387,330-
     STATE INCOME TAXES   -450        786,037-       58,203         1,910-    2,137,364
     OTHER ACCRUED TAXES  -500          6,877       539,997             0             0
   ACCRD DIVIDEND & INTEREST
     INTEREST ACCRUED     -610              0       230,665             0             0
     DIVIDENDS DECLARED   -620              0             0             0             0
     MATURED INTEREST     -630              0             0             0             0
   OTHER
     CUSTOMER DEPOSITS    -910              0             0             0             0
     TAX COLLECTIONS PAY  -920              0             0             0             0
     MISC CURR & ACCR LIAB-930              0       645,471             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL CURRENT LIABILITIE     15,399,617     3,827,617     1,829,341    15,580,287
                                 ------------  ------------  ------------  ------------
   CONTR IN AID OF CONST F-300              0             0             0             0
   ACCUM DEF INC TXS(H254)-100        169,603-      895,554       189,870-        1,762
   ACC DEF INV TAX CREDITS-200              0             0             0             0
   OTHER
     MINORITY INTEREST    -900              0             0             0             0
     CUST ADV FOR CONSTR  -910              0             0             0             0
     OTHER DEF CREDITS    -920              0     1,471,710             0             0
     LOST TIME RESERVE    -930              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL DEFERRED CREDITS          169,603-    2,367,264       189,870-        1,762
                                 ------------  ------------  ------------  ------------
                                 ------------  ------------  ------------  ------------
 TOTAL LIAB & CAPITALIZATION        8,284,980    32,331,268       747,828    20,281,425
                                 ============  ============  ============  ============

                                                                    Exhibit A
                                                                    Page 4 of 8

                                                                               MINNESOTA POWER CONSOLIDATED BALANCE SHEET
                                                                                           DECEMBER  1995
                                      LFC1          CNUP          CNPI          MPAP
                                 ------------  ------------  ------------  ------------
CAPITALIZATION
   COMMON EQUITY  (C)
     COMMON STK&PD IN CAP -090         10,000     3,324,189    10,282,100             0
     LOAN TO LEV ESOP     -210              0             0             0             0
     UNREAL GAINS INVEST  -215              0             0             0             0
     CUM TRANSLATION ADJ  -216              0             0             0             0
     RETAINED EARNINGS    -400            288-      647,809     1,327,343             0
   PREFERRED STOCK  (P)
     5%                   -100              0             0             0             0
     $7.36 SERIES         -210              0             0             0             0
     $8.90 SERIES          220              0             0             0             0
     $6.70 SERIES         -250              0             0             0             0
     $9.125 SERIES        -320              0             0             0             0
     $7.125 SERIES        -330              0             0             0             0
   LONG-TERM DEBT  (D)
     BONDS                -100              0             0             0             0
     BOND FUNDS HELD BY TRUST               0             0             0             0
     OTHER LONG-TERM DEBT -700              0     2,605,629             0             0
     UNAMORT PREM ON DEBT -850              0             0             0             0
     UNAMORT DISC ON DEBT -860              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL CAPITALIZATION              9,712     6,577,627    11,609,443             0
                                 ------------  ------------  ------------  ------------
 CURRENT LIABILITIES  (L)
   NOTES PAYABLE          -100              0             0             0             0
   CURRENT MATURITIES     -200              0       162,135             0             0
   ACCOUNTS PAYABLE
     ACCOUNTS PAYABLE     -310              1        24,816             0             0
     ACCOUNTS PAY TO ASSOC-320        121,801       362,880     1,397,366             0
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401            200-      882,116-       50,086-            0
     STATE INCOME TAXES   -450            345        30,700-      388,929             0
     OTHER ACCRUED TAXES  -500              0        12,743             0             0
   ACCRD DIVIDEND & INTEREST
     INTEREST ACCRUED     -610              0        57,101             0             0
     DIVIDENDS DECLARED   -620              0             0             0             0
     MATURED INTEREST     -630              0             0             0             0
   OTHER
     CUSTOMER DEPOSITS    -910              0       110,334             0             0
     TAX COLLECTIONS PAY  -920              0             0             0             0
     MISC CURR & ACCR LIAB-930              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL CURRENT LIABILITIE        121,947       182,807-    1,736,209             0
                                 ------------  ------------  ------------  ------------
   CONTR IN AID OF CONST F-300              0             0             0             0
   ACCUM DEF INC TXS(H254)-100              0       302,360             0             0
   ACC DEF INV TAX CREDITS-200              0             0             0             0
   OTHER
     MINORITY INTEREST    -900              0         1,715             0             0
     CUST ADV FOR CONSTR  -910              0             0             0             0
     OTHER DEF CREDITS    -920              0             0             0             0
     LOST TIME RESERVE    -930              0             0             0             0
                                 ------------  ------------  ------------  ------------
      TOTAL DEFERRED CREDITS                0       304,075             0             0
                                 ------------  ------------  ------------  ------------
                                 ------------  ------------  ------------  ------------
 TOTAL LIAB & CAPITALIZATION          131,659     6,698,895    13,345,652             0
                                 ============  ============  ============  ============

                                                                    Exhibit A
                                                                    Page 5 of 8

                                                                        MINNESOTA POWER CONSOLIDATED STATEMENT OF INCOME
                                                                                   YEAR TO DATE AS OF DECEMBER 1995
                                 CONSOLIDATED  ELIMINATIONS      MPL           SWL           CNTG          ENLD          CNAD
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 REVENUE  - ELECTRIC       R100   446,935,954    19,399,520-  441,600,468    24,735,006             0             0             0
          - ELECT MISC     T513    11,987,475     6,152,647-   17,964,618        68,908-            0             0             0
          - GAS            R400    10,557,163             0             0    10,557,163             0             0             0
          - COAL      R500,R501    28,871,783             0             0             0             0             0             0
          - AFDC           T101           135-            0           135-            0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL ELECTRIC OPERATIONS    498,352,240    25,552,167-  459,564,951    35,223,261             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
          - WATER          R300    65,319,695             0             0     4,441,879    60,877,817             0             0
          - WATER MISC     R380     3,821,911             0             0             0     3,821,911             0             0
          - AFDC           T102       236,678             0             0             0       236,678             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL WATER OPERATIONS        69,378,284             0             0     4,441,879    64,936,406             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
          - AUTO REDIST    T900    61,254,000             0             0             0             0             0    61,254,000
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
          - INVESTMENT     T300    24,146,855     4,366,923-   18,791,705             0     6,459,339       592,928       306,000
          - PULP           T520             0    42,348,016-            0             0             0             0             0
          - REAL ESTATE    T711    19,557,485             0             0             0    19,557,485             0             0
          - OTHER          T530       227,777             0             0             0       200,550             0             0
          - GAIN ON SALE   T505             0     3,401,189    12,765,356-            0             0             0             0
          - EQUITY IN SUBS T200             0    39,499,829-   39,499,829             0             1             0             1
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
   TOTAL INV AND OTHER INCOME      43,932,117    82,813,579-   45,526,178             0    26,217,375       592,928       306,001
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 TOTAL OPER REVENUE AND INCOME    672,916,641   108,365,746-  505,091,129    39,665,140    91,153,781       592,928    61,560,001
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 OPERATING EXPENSES
   FUEL                    E100    72,075,044             0    72,075,044             0             0             0             0
   PURCHASED POWER         E200   104,885,185    17,560,273-  104,885,185    17,560,273             0             0             0
   OPERATION      E305,T512,350   148,990,341    44,752,083-   77,081,640     9,702,895    26,367,268             0    25,173,000
   MAINTENANCE             E405    30,725,377             0    23,475,720       972,768     3,739,833             0       796,000
   DEPRECIATION       E500,T590    57,306,527     2,247,722-   36,655,517     1,985,724    12,645,466             0     4,367,000
   PROPERTY TAXES     E610,T570    38,919,577       140,283-   33,500,178       780,632     3,765,017             0       824,000
   OTHER TAXES        E620,T571    10,261,822             0     5,691,827       460,785     3,490,297             0             0
   ADMIN AND GENERAL       E310    98,418,309       813,257-   36,417,990     3,900,758    27,012,193         3,097    28,155,672
   MINORITY INTEREST       T511     4,476,543       507,703             0             0     4,111,938             0       364,748
   INTEREST EXPENSE
     INTEREST ON LTD       I100    42,601,700             0    28,157,014       966,889     9,775,694             0       674,896
     OTHER INTEREST EXP    I340     4,708,183     5,410,730-    6,523,522       383,903       760,354             0             0
     AMORT OF DEBT EXP     I300     1,488,719             0     1,433,727        54,992             0             0             0
     AFCD-DEBT             I200       758,391-            0       414,263-            0       344,128-            0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
     TOTAL OPERATING EXPENSES     614,098,936    70,416,645-  425,483,101    36,769,619    91,323,932         3,097    60,355,316
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 INCOME FROM EQUITY INVESTMENT      4,195,028     7,241,255-    9,810,500             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 OPER INCOME FROM CONTIN OPER      63,012,733    45,190,356-   89,418,528     2,895,521       170,151-      589,831     1,204,685
 INCOME TAX EXP   E700,T400,6,7     1,155,859-    2,842,302    24,713,419-    1,085,857-   17,150,206         6,470     1,242,580-
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 INCOME FROM CONTINUING OPERS      61,856,874    42,348,054-   64,705,109     1,809,664    16,980,055       596,301        37,895-
 DISCONTINUED OPERATIONS   X200     2,848,225     2,848,225             0             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 NET INCOME                        64,705,099    39,499,829-   64,705,109     1,809,664    16,980,055       596,301        37,895-
 PREFERRED DIVIDENDS       V100     3,200,498-            0     3,200,498-            0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 EARNINGS AVAILABLE FOR COMMMON    61,504,601    39,499,829-   61,504,611     1,809,664    16,980,055       596,301        37,895-
 COMMOND DIVIDENDS         V200    57,909,873-            0    57,909,873-            0             0             0             0
 ADJ TO RETAINED EARNINGS  V300             0             0             0             0             0             0             0
 BEGIN RETAINED EARNINGS   C425   272,646,007             0   272,646,007             0             0             0             0
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
 ENDING RETAINED EARNINGS         276,240,735    39,499,829-  276,240,745     1,809,664    16,980,055       596,301        37,895-
                                 ============  ============  ============  ============  ============  ============  ============


                                     CNRD          BNI           RAIN          CNSY
                                 ------------  ------------  ------------  ------------
 REVENUE  - ELECTRIC       R100             0             0             0             0
          - ELECT MISC     T513             0             0             0             0
          - GAS            R400             0             0             0             0
          - COAL      R500,R501             0    28,871,783             0             0
          - AFDC           T101             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL ELECTRIC OPERATIONS              0    28,871,783             0             0
                                 ------------  ------------  ------------  ------------
          - WATER          R300             0             0             0             0
          - WATER MISC     R380             0             0             0             0
          - AFDC           T102             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL WATER OPERATIONS                 0             0             0             0
                                 ------------  ------------  ------------  ------------
          - AUTO REDIST    T900             0             0             0             0
                                 ------------  ------------  ------------  ------------
          - INVESTMENT     T300       153,035       159,681             0       647,201
          - PULP           T520             0             0             0    42,348,016
          - REAL ESTATE    T711             0             0             0             0
          - OTHER          T530        27,228             0             0             0
          - GAIN ON SALE   T505             0             0             0     9,364,167
          - EQUITY IN SUBS T200             0             0             0             0
                                 ------------  ------------  ------------  ------------
   TOTAL INV AND OTHER INCOME         180,263       159,681             0    52,359,384
                                 ------------  ------------  ------------  ------------
 TOTAL OPER REVENUE AND INCOME        180,263    29,031,464             0    52,359,384
                                 ------------  ------------  ------------  ------------
 OPERATING EXPENSES
   FUEL                    E100             0             0             0             0
   PURCHASED POWER         E200             0             0             0             0
   OPERATION      E305,T512,350             0    18,453,635             0    36,815,166
   MAINTENANCE             E405             0     1,741,056             0             0
   DEPRECIATION       E500,T590             0     1,506,307             0     2,257,232
   PROPERTY TAXES     E610,T570         6,231        23,290             0       139,797
   OTHER TAXES        E620,T571             0       618,912             0             0
   ADMIN AND GENERAL       E310       282,092     1,003,127       478,491     1,952,777
   MINORITY INTEREST       T511             0             0             0       507,703-
   INTEREST EXPENSE
     INTEREST ON LTD       I100             0     1,218,968             0     1,601,279
     OTHER INTEREST EXP    I340     1,041,519        30,667             0             0
     AMORT OF DEBT EXP     I300             0             0             0             0
     AFCD-DEBT             I200             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL OPERATING EXPENSES       1,329,842    24,595,962       478,491    42,258,548
                                 ------------  ------------  ------------  ------------
 INCOME FROM EQUITY INVESTMENT      5,615,472-            0             0             0
                                 ------------  ------------  ------------  ------------
 OPER INCOME FROM CONTIN OPER       6,765,051-    4,435,502       478,491-   10,100,836
 INCOME TAX EXP   E700,T400,6,7     2,797,480     1,249,045-      197,945     4,121,789-
                                 ------------  ------------  ------------  ------------
 INCOME FROM CONTINUING OPERS       3,967,571-    3,186,457       280,546-    5,979,047
 DISCONTINUED OPERATIONS   X200             0             0             0             0
                                 ------------  ------------  ------------  ------------
 NET INCOME                         3,967,571-    3,186,457       280,546-    5,979,047
 PREFERRED DIVIDENDS       V100             0             0             0             0
                                 ------------  ------------  ------------  ------------
 EARNINGS AVAILABLE FOR COMMMON     3,967,571-    3,186,457       280,546-    5,979,047
 COMMOND DIVIDENDS         V200             0             0             0             0
 ADJ TO RETAINED EARNINGS  V300             0             0             0             0
 BEGIN RETAINED EARNINGS   C425             0             0             0             0
                                 ------------  ------------  ------------  ------------
 ENDING RETAINED EARNINGS           3,967,571-    3,186,457       280,546-    5,979,047
                                 ============  ============  ============  ============

                                                                    Exhibit A
                                                                    Page 6 of 8

                                                                         MINNESOTA POWER CONSOLIDATED STATEMENT OF INCOME
                                                                                  YEAR TO DATE AS OF DECEMBER 1995
                                     LFC1          CNUP          CNPI          MPAP
                                 ------------  ------------  ------------  ------------
 REVENUE  - ELECTRIC       R100             0             0             0             0
          - ELECT MISC     T513             0       244,412             0             0
          - GAS            R400             0             0             0             0
          - COAL      R500,R501             0             0             0             0
          - AFDC           T101             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL ELECTRIC OPERATIONS              0       244,412             0             0
                                 ------------  ------------  ------------  ------------
          - WATER          R300             0             0             0             0
          - WATER MISC     R380             0             0             0             0
          - AFDC           T102             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL WATER OPERATIONS                 0             0             0             0
                                 ------------  ------------  ------------  ------------
          - AUTO REDIST    T900             0             0             0             0
                                 ------------  ------------  ------------  ------------
          - INVESTMENT     T300        11,866        26,154         1,849     1,364,020
          - PULP           T520             0             0             0             0
          - REAL ESTATE    T711             0             0             0             0
          - OTHER          T530             0             0             0             0
          - GAIN ON SALE   T505             0             0             0             0
          - EQUITY IN SUBS T200             0             0             2-            0
                                 ------------  ------------  ------------  ------------
   TOTAL INV AND OTHER INCOME          11,866        26,154         1,847     1,364,020
                                 ------------  ------------  ------------  ------------
 TOTAL OPER REVENUE AND INCOME         11,866       270,566         1,847     1,364,020
                                 ------------  ------------  ------------  ------------
 OPERATING EXPENSES
   FUEL                    E100             0             0             0             0
   PURCHASED POWER         E200             0             0             0             0
   OPERATION      E305,T512,350             0       148,819             0             0
   MAINTENANCE             E405             0             0             0             0
   DEPRECIATION       E500,T590             0       137,002             0             0
   PROPERTY TAXES     E610,T570             0        20,228             0           486
   OTHER TAXES        E620,T571             0             0             0             0
   ADMIN AND GENERAL       E310             0        19,665       221,673-      227,377
   MINORITY INTEREST       T511             0           143-            0             0
   INTEREST EXPENSE
     INTEREST ON LTD       I100             0       206,960             0             0
     OTHER INTEREST EXP    I340         8,079         6,849             0     1,364,020
     AMORT OF DEBT EXP     I300             0             0             0             0
     AFCD-DEBT             I200             0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL OPERATING EXPENSES           8,079       539,380       221,673-    1,591,883
                                 ------------  ------------  ------------  ------------
 INCOME FROM EQUITY INVESTMENT              0             0     1,888,255     5,353,000
                                 ------------  ------------  ------------  ------------
 OPER INCOME FROM CONTIN OPER           3,787       268,814-    2,111,775     5,125,137
 INCOME TAX EXP   E700,T400,6,7         1,577-      417,291       868,677-    8,715,391
                                 ------------  ------------  ------------  ------------
 INCOME FROM CONTINUING OPERS           2,210       148,477     1,243,098    13,840,528
 DISCONTINUED OPERATIONS   X200             0             0             0             0
                                 ------------  ------------  ------------  ------------
 NET INCOME                             2,210       148,477     1,243,098    13,840,528
 PREFERRED DIVIDENDS       V100             0             0             0             0
                                 ------------  ------------  ------------  ------------
 EARNINGS AVAILABLE FOR COMMMON         2,210       148,477     1,243,098    13,840,528
 COMMOND DIVIDENDS         V200             0             0             0             0
 ADJ TO RETAINED EARNINGS  V300             0             0             0             0
 BEGIN RETAINED EARNINGS   C425             0             0             0             0
                                 ------------  ------------  ------------  ------------
 ENDING RETAINED EARNINGS               2,210       148,477     1,243,098    13,840,528
                                 ============  ============  ============  ============

                                                                    Exhibit A
                                                                    Page 7 of 8

                                                             Minnesota Power & Light Company and Subsidiaries
                                                               Consolidating Statement of Retained Earnings
                                                                  for the Year Ended December 31, 1995

                                                                                    Superior
                                                 Eliminations         Minnesota   Water, Light Consolidated
                                 Consolidated        and           Power & Light   and Power      Topeka      Energy Land
                                     Total        Adjustments          Company      Company       Group      Incorporated
                                 ------------    -------------     ------------- ------------ ------------- ------------
Balance at Beginning of Period   $272,646,012    $(117,925,995)     $272,646,012  $11,288,941  $  85,583,056  $2,562,340

Additions
   Net Income (Loss) from
    Statement of Income            64,705,099      (39,499,829)       64,705,099    1,809,665     16,980,056     596,302
                                 ------------    -------------      ------------  -----------  -------------  ----------
                                  337,351,111     (157,425,824)      337,351,111   13,098,606    102,563,112   3,158,642
                                 ------------    -------------      ------------  -----------  -------------  ----------

Deductions
   Dividends - Cash
    5% Preferred Stock
     ($5.00 per share)                566,789                            566,789
    Serial Preferred Stock
     ($7.36 per share)              1,251,200                          1,251,200
    Serial (A) Preferred Stock
     ($6.70 per share)                670,009                            670,009
    Serial Preferred Stock
     ($7.125 per share)               712,500                            712,500
    Common Stock                   57,909,873      (10,534,800)<F1>   57,909,873   1,600,000
   Sale of Subsidiary                              (29,925,351)
                                 ------------    -------------      ------------  -----------  -------------  ----------
     Total Deductions              61,110,371      (40,460,151)       61,110,371    1,600,000
                                 ------------    -------------      ------------  -----------  -------------  ----------

Balance at End of Period         $276,240,740    $(116,965,673)     $276,240,740  $11,498,606  $ 102,563,112  $3,158,642
                                 ------------    -------------      ------------  -----------  -------------  ----------


                                    Consolidated
                                       ADESA            Consolidated         BNI       Rainy River    Consolidated
                                    Corporation           RendField       Coal, Ltd.   Energy, Inc.     Synertec
                                    ------------        -------------    -----------   ------------   ------------
Balance at Beginning of Period                          $ (7,464,963)    $10,820,908    $(1,111,098)   $ (419,088)

Additions
   Net Income (Loss) from
    Statement of Income               $(37,894)           (3,967,571)      3,186,457       (280,546)    5,979,047
                                      --------          ------------     -----------    -----------    ----------
                                       (37,894)          (11,432,534)     14,007,365     (1,391,644)    5,559,959
                                      --------          ------------     -----------    -----------    ----------

Deductions
   Dividends - Cash
    5% Preferred Stock
     ($5.00 per share)
    Serial Preferred Stock
     ($7.36 per share)
    Serial (A) Preferred Stock
     ($6.70 per share)
    Serial Preferred Stock
     ($7.125 per share)
    Common Stock                                                           3,000,000                    5,934,800
   Sale of Subsidiary
                                      --------          ------------     -----------    -----------    ----------
     Total Deductions                                                      3,000,000                    5,934,800
                                      --------          ------------     -----------    -----------    ----------

Balance at End of Period              $(37,894)        $(11,432,534)     $11,007,365    $(1,391,644)   $ (374,841)
                                      --------         ------------      -----------    -----------    ----------

<F1>  Common dividends from Superior Water, Light and Power Company, BNI Coal and Synertec of $1,600,000, $3,000,000, and
      $5,934,800, respectively.

                                                                    Exhibit A
                                                                    Page 8 of 8

                                                            Minnesota Power & Light Company and Subsidiaries
                                                               Consolidating Statement of Retained Earnings
                                                                  for the Year Ended December 31, 1995

                                                   Consolidated
                                     Lakeview          Upper       Consolidated
                                     Financial       Minnesota       Minnesota   Minnesota
                                    Corporation     Properties         Pulp         Paper
                                    -----------     ----------     ------------ -----------
Balance at Beginning of Period       $(2,498)        $ 499,330     $   84,244   $16,084,823

Additions
   Net Income (Loss) from
    Statement of Income                2,210           148,477      1,243,098    13,840,528
                                     -------         ---------     ----------   -----------
                                        (288)          647,807      1,327,342    29,925,351
                                     -------         ---------     ----------   -----------

Deductions
   Dividends - Cash
    5% Preferred Stock
     ($5.00 per share)
    Serial Preferred Stock
     ($7.36 per share)
    Serial (A) Preferred Stock
     ($6.70 per share)
    Serial Preferred Stock
     ($7.125 per share)
    Common Stock
   Sale of Subsidiary                                                            29,925,351
                                     -------         ---------     ----------   -----------
     Total Deductions                                                            29,925,351
                                     -------         ---------     ----------   -----------

Balance at End of Period             $  (288)        $ 647,807     $1,327,342   $         0
                                     -------         ---------     ----------   -----------


                                                                    Exhibit A-1
                                                                    Page 1 of 3

                                                         TOPEKA GROUP CONSOLIDATED BALANCE SHEET
                                                                    DECEMBER  1995

                                 CONSOLIDATED ELIMINATIONS TOPEKA GROUP    ELAG    FIBERCORE      LAC        HEATER         SSU
                                 ------------ ------------ ------------ ---------  ----------  ----------  -----------  ------------
UTILITY PLANT (U)
  -WATER                 -300    406,528,475            0            0          0           0           0   47,982,326  358,546,149
  -GAS                   -400              0            0            0          0           0           0            0            0
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
     TOTAL GROSS PLANT           406,528,475            0            0          0           0           0   47,982,326  358,546,149
  ACCUM DEPRECIATION     -600    108,785,849-           0            0          0           0           0   14,451,685-  94,334,164-
  CONSTR WORK IN PROGRESS-710     12,024,284            0            0          0           0           0            0   12,024,284
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
     NET UTILITY PLANT           309,766,910            0            0          0           0           0   33,530,641  276,236,269
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
NONUTIL PROP & INVESTMENTS(N)
  NONUTILITY & OTHER
    NONUTILITY PLANT     -100     13,416,659            0          830          0           0           0       40,295   13,375,534
    ACCUM-DEPR NONUTILITY-600            830-           0          830-         0           0           0            0            0
    GOODWILL             -700      1,594,828            0    1,594,828          0           0           0            0            0
    OTHER                -950     27,510,952            0    1,598,388          0           0  25,912,564            0            0
  INVESTMENTS            -900        154,962            0            0          0           0           0      154,962            0
  INVEST IN ASSOC CO     -200              0  119,571,174- 119,571,174          0           0           0            0            0
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
     TOTAL NONUTIL PROP & INV     42,676,571  119,571,174- 122,764,390          0           0  25,912,564      195,257   13,375,534
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
CURRENT ASSETS (A)
  CASH
    CASH                 -110      5,198,074            0       40,541    185,207       1,384   2,360,566      701,038    1,909,337
    WORKING FUNDS        -150              0            0            0          0           0           0            0            0
  TEMP CASH INVESTMENTS  -200        504,248            0            0          0           0           0      504,248            0
  RESTRICTED CASH        -115              0            0            0          0           0           0            0            0
  TRADE ACCOUNTS RECEIVABLE
    CUSTOMER ACCOUNTS REC-321      8,353,016            0            0          0           0           0    1,034,151    7,318,865
    ACCUM PROV UNCOL ACT -322        256,701-           0            0          0           0           0       31,193-     225,507-
  OTHER ACCOUNTS RECEIVABLE
    NOTES RECEIVABLE     -310        218,458            0      164,642          0           0           0       53,816            0
    OTHER ACCTS REC      -409      3,944,795            0            0          0           0   3,405,337      144,610      394,849
    ACCTS REC FROM ASSOC -432     37,311,715   44,082,416-  76,582,755    927,887         557   2,932,932            0      950,000
  FUEL STOCK             -500              0            0            0          0           0           0            0            0
  MATERIALS & SUPPLIES
    PLANT & OPER SUPPLIES-610        851,094            0            0          0           0       6,431      417,516      427,148
    MERCHANDISE          -620              0            0            0          0           0           0            0            0
    STORES EXPENSE UNDIST-630              0            0            0          0           0           0            0            0
  PREPAYMENTS            -700      1,673,545            0       27,577          0           0           0    1,507,363      138,605
  OTHER
    OTH CUR & ACCR ASSETS-900      1,359,146            0            0          0           0   1,258,710        3,340       97,096
    FUNDS HELD BY TRUSTEE-145              0            0            0          0           0           0            0            0
    INTEREST DEP & OTHER -120              0            0            0          0           0           0            0            0
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
     TOTAL CURRENT ASSETS         59,157,390   44,082,416-  76,815,515  1,113,094       1,941   9,963,976    4,334,889   11,010,393
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
  ACCUM DEF INC TAXES   H-254     34,893,973            0      574,092          0           0  16,877,433            0   17,442,448
  OTHER                  -200     16,511,879            0      213,275          0           0           0            0   16,298,604
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
     TOTAL DEFERRED DEBITS        51,405,852            0      787,367          0           0  16,877,433            0   33,741,052
                                 -----------  -----------  -----------  ---------  ----------  ----------  -----------  -----------
TOTAL ASSETS                     463,006,723  163,653,590- 200,367,272  1,113,094       1,941  52,753,973   38,060,787  334,363,248
                                 ===========  ===========  ===========  =========  ==========  ==========  ===========  ===========

                                                                    Exhibit A-1
                                                                    Page 2 of 3

                                                         TOPEKA GROUP CONSOLIDATED BALANCE SHEET
                                                                    DECEMBER  1995

                                 CONSOLIDATED ELIMINATIONS TOPEKA GROUP    ELAG    FIBERCORE      LAC        HEATER         SSU
                                 ------------ ------------ ------------ ---------  ----------  ----------  -----------  ------------
 CAPITALIZATION
   COMMON EQUITY (C)
     COMMON STK&PD IN CAP -090    62,765,345   90,013,993-  62,765,345    263,928   5,125,000   5,952,410    5,840,250   72,832,405
     CAPITAL STOCK EXPENSE-300             0            0            0          0           0           0            0            0
     RETAINED EARNINGS    -400   102,563,110   37,945,335- 102,563,113    824,534   4,976,047- 35,988,335    3,120,532    2,987,979
   PREFERRED STOCK  (P)
     5% SERIES            -100             0            0            0          0           0           0            0            0
     $7.36  SERIES        -210             0            0            0          0           0           0            0            0
     $8.90  SERIES        -220             0            0            0          0           0           0            0            0
     $8.30  SERIES        -310             0            0            0          0           0           0            0            0
     $9.125 SERIES        -320             0            0            0          0           0           0            0            0
   LONG-TERM DEBT (D)
     BONDS                        99,384,418            0            0          0           0           0            0   99,384,418
     BONDS HELD BY TRUSTEE                 0            0            0          0           0           0            0            0
     OTHER LONG-TERM DEBT -700    38,002,600   29,896,250-  30,000,000          0           0           0   13,702,600   24,196,250
     UNAMORT PREM ON DEBT -850             0            0            0          0           0           0            0            0
     UNAMORT DISC ON DEBT -860             0            0            0          0           0           0            0            0
                                 -----------  -----------  ----------- ----------  ---------- -----------   ----------  -----------
      TOTAL CAPITALIZATION       302,715,473  157,855,578- 195,328,458  1,088,462     148,953  41,940,745   22,663,382  199,401,052
                                 -----------  -----------  ----------- ----------  ---------- -----------   ----------  -----------
 CURRENT LIABILITIES (L)
   NOTES PAYABLE          -100       808,414            0            0          0           0     759,359            0       49,055
   CURRENT MATURITIES     -200       795,497            0            0          0           0           0        8,000      787,497
   ACCOUNTS PAYABLE
     ACCOUNTS PAYABLE     -310     6,009,678            0      173,225      1,960-          0     558,567      420,826    4,859,020
     ACCTS PAY TO ASSOC CO-320     2,499,202   14,186,166-   1,118,287     45,496     210,638   1,001,654    1,332,925   12,976,367
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401       166,236            0      341,062      8,323-    341,079-    200,000       25,424-           0
     STATE INCOME TAXES   -450       442,991            0      481,008          0      16,571-          0       21,446-           0
     OTHER ACCRUED TAXES  -500       727,099            0            0          0           0     292,365       80,249      354,485
   ACCRD DIVIDENDS & INTEREST
     INTEREST ACCRUED     -610     3,492,904            0    1,174,500          0           0           0            0    2,318,404
     DIVIDENDS DECLARED   -620             0            0            0          0           0           0            0            0
     MATURED INTEREST     -630             0            0            0          0           0           0            0            0
   OTHER
     CUSTOMER DEPOSITS    -910     2,625,021            0            0          0           0     620,005      223,304    1,781,713
     TAX COLLECTIONS PAY  -920             0            0            0          0           0           0            0            0
     MISC CURR & ACCR LIAB-930     4,471,560            0    1,288,262          0           0   1,499,407      802,388      881,503
                                 -----------  -----------  ----------- ----------  ---------- -----------   ----------  -----------
     TOTAL CURRENT LIABILITIES    22,038,602   14,186,166-   4,576,344     35,213     147,012-  4,931,357    2,820,822   24,008,044
                                 -----------  -----------  ----------- ----------  ---------- -----------   ----------  -----------
   CONTR IN AID                 97,093,16930            0            0          0           0           0   14,310,409   82,782,760
   ACCUM DEF INCOME TAXES -100    20,088,555            0      387,846     10,581-          0           0    1,733,826-  21,445,116
   ACC DEF INV TAX CREDITS-200     1,356,410            0            0          0           0           0            0    1,356,410
   OTHER
     MINORITY INTEREST    -900     8,388,154    8,388,154            0          0           0           0            0            0
     CUST ADV FOR CONSTR  -910             0            0            0          0           0           0            0            0
     OTHER DEF CREDITS    -920    11,326,360            0       74,624          0           0   5,881,871            0    5,369,866
     LOST TIME RESERVE    -930             0            0            0          0           0           0            0            0
                                 -----------  -----------  ----------- ----------  ---------- -----------   ----------  -----------
      TOTAL DEFERRED CREDITS     138,252,648    8,388,154      462,470     10,581-          0   5,881,871   12,576,583  110,954,152
                                 -----------  -----------  ----------- ----------  ---------- -----------   ----------  -----------
 TOTAL LIABILITY & CAPITAL       463,006,723  163,653,590- 200,367,272  1,113,094       1,941  52,753,973   38,060,787  334,363,248
                                 ===========  ===========  =========== ==========  ==========  ===========  ==========  ===========

                                                                    Exhibit A-1
                                                                    Page 3 of 3

                                                         TOPEKA GROUP CONSOLIDATED BALANCE SHEET
                                                            YEAR TO DATE AS OF DECEMBER  1995

                                 CONSOLIDATED ELIMINATIONS TOPEKA GROUP    ELAG    FIBERCORE      LAC        HEATER         SSU
                                 ------------ ------------ ------------ ---------  ----------  ----------  -----------  ------------
REVENUE - WATER           R300    60,877,817            0            0          0           0           0    9,504,693   51,373,124
        - WATER MISC      R380     3,821,911            0      273,198  2,228,767           0           0      332,402      987,544
        - AFDC            T100       236,678            0            0          0           0           0            0      236,678
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
    TOTAL WATER OPERATIONS        64,936,406            0      273,198  2,228,767           0           0    9,837,095   52,597,346
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
        - INVESTMENT      T300     6,459,339    3,162,362-   8,404,888     88,814           0           0      113,876    1,014,124
        - REAL ESTATE     T711    19,557,485            0            0          0           0  19,557,485            0            0
        - OTHER           T530       200,550            0      200,550          0           0           0            0            0
        - GAIN ON SALE    T505             0            0            0          0           0           0            0            0
        - EQUITY IN SUBS  T200             1   15,106,725-  15,106,726          0           0           0            0            0
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
  TOTAL INV AND OTHER INCOME      26,217,375   18,269,087-  23,712,164     88,814           0  19,557,485      113,876    1,014,124
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
TOTAL OPER REVENUE AND INCOME     91,153,781   18,269,087-  23,985,362  2,317,581           0  19,557,485    9,950,971   53,611,470
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
OPERATING EXPENSES
  OPERATION          E305,T512    26,367,268            0            0  1,217,089           0   5,509,431    3,272,352   16,368,396
  MAINTENANCE             E405     3,739,833            0            0    287,987           0           0      110,023    3,341,823
  DEPRECIATION       E500,T590    12,645,466            0            0     48,365           0     276,584    1,414,397   10,906,120
  PROPERTY TAXES     E610,T570     3,765,017            0            0          0           0           0      257,960    3,507,057
  OTHER TAXES        E620,E621     3,490,297            0            0     57,197           0           0      453,662    2,979,438
  ADMIN AND GENERAL       E310    27,012,193            0    2,224,114    296,562           0  10,620,516    2,054,876   11,816,125
  MINORITY INTEREST       T511     4,111,938    4,111,938            0          0           0           0            0            0
  INTEREST EXPENSE
    INTEREST ON LTD       I100     9,775,694    3,162,362-   3,132,000      4,123           0      26,022    1,131,367    8,644,544
    OTHER INTEREST EXP    I340       760,354            0       86,260          0           0           0       41,991      632,102
    AMORT OF DEBT EXP     I300             0            0            0          0           0           0            0            0
    AFDC-DEBT             I200       344,128-           0            0          0           0           0            0      344,128-
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
    TOTAL OPERATING EXPENSES      91,323,932      949,576    5,442,374  1,911,323           0  16,432,553    8,736,628   57,851,477
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
OPER INCOME FROM CONTIN OPER         170,151-  19,218,663-  18,542,988    406,258           0   3,124,932    1,214,343    4,240,007-
INCOME TAX EXP   E700,T400,6,7    17,150,207            0    1,562,930-   149,540-          0  17,434,739      455,155-   1,883,092
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
INCOME FROM CONTINUING OPERS      16,980,056   19,218,663-  16,980,058    256,718           0  20,559,671      759,188    2,356,915-
NET INCOME                        16,980,056   19,218,663-  16,980,058    256,718           0  20,559,671      759,188    2,356,915-
PREFERRED DIVIDENDS       V100             0            0            0          0           0           0            0            0
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
EARNINGS AVAILABLE FOR COMMON     16,980,056   19,218,663-  16,980,058    256,718           0  20,559,671      759,188    2,356,915-
COMMON DIVIDENDS          V200             0            0            0          0           0           0            0            0
ADJ TO RETAINED EARNINGS  V300             0            0            0          0           0           0            0            0
BEGIN RETAINED EARNINGS   C425             0            0            0          0           0           0            0            0
                                  ----------   ----------   ----------  ---------  ----------  ----------   ----------   ----------
ENDING RETAINED EARNINGS          16,980,056   19,218,663-  16,980,058    256,718           0  20,559,671      759,188    2,356,915-
                                  ==========   ==========   ==========  =========  ==========  ==========   ==========   ==========

                                                                    Exhibit A-2
                                                                    Page 1 of 8


                                     LEHIGH ACQUISITION CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF    31-Dec-95
                                     INCOME STATEMENT FOR THE                      12 MONTHS ENDED                        31-Dec-95

                                                                                  COMBINED
                                                                                  ENTITIES                             CONSOLIDATED
                                                         PURCHASE ACCOUNTING    ADJUSTED FOR     LEHIGH   ELIMINATIONS    LEHIGH
                                           COMBINED           ADJUSTMENTS        PURCHASE     ACQUISITION     AND       ACQUISITION
                                           ENTITIES        DR          CR       ADJUSTMENTS   CORPORATION ADJUSTMENTS   CORPORATION
                                          -----------   ----------  ----------  ------------  ----------- -----------   -----------
                    ASSETS

Cash and cash equivalents                   6,824,477                             6,824,477      127,548                  6,952,025
Inventory  and supplies                         6,431                                 6,431                                   6,431
Residential construction in progress          931,849                               931,849                                 931,849
Trade and miscellaneous accounts rec          656,422                               656,422                                 656,422

Contracts receivable-postacquisition:
   Homesites, net of allowance for
     cancels                                3,034,761       48,170                3,082,931                               3,082,931
   Timeshare                                  654,139        2,317                  656,456                                 656,456
   Commercial notes                         4,411,292                             4,411,292                               4,411,292
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
   Total contracts receivable-postacq       8,100,192       50,487                8,150,679                               8,150,679
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------

Contracts receivable-preacquisition         5,137,216                3,030,933    2,106,283                               2,106,283

Due from affiliates:
   Water and wastewater connections         2,932,932                             2,932,932                               2,932,932
   Tax share                                                                                     725,532      (82,900)      642,632
   Other                                   14,661,738                            14,661,738               (14,661,738)
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
   Total due from affiliates               17,594,670                            17,594,670      725,532  (14,744,638)    3,575,564
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
Investments/advances to subsidiaries                                                          39,080,873  (39,080,873)

Property and equipment                      5,236,196    2,573,157                7,809,353        2,225                  7,811,578
  Less accum depreciation                  (3,554,608)      50,580   2,203,304   (5,707,332)        (556)                (5,707,888)
  Less bargain differential-PP&E                           148,796     837,211     (688,415)                               (688,415)
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
     Net property  and equipment            1,681,588    2,772,533   3,040,515    1,413,606        1,669                  1,415,275
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------

Land, land improvements and CIP            32,781,641    2,697,412               35,479,053                              35,479,053
  Less bargain differential-land                         3,122,500  26,983,215  (23,860,715)                            (23,860,715)
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
     Net land, land improvements           32,781,641    5,819,912  26,983,215   11,618,338                              11,618,338
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------

Investment in joint venture                   736,619                  599,806      136,813                                 136,813
Deferred Income Tax                                                                           16,877,433                 16,877,433
Other assets                                  337,434                               337,434      (10,573)                   326,861
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
                                           74,788,539               25,011,537   49,777,002   56,802,482  (53,825,511)   52,753,973
                                          ===========   ==========  ==========  ===========   ==========  ===========   ===========

      LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                        610,223                               610,223                        (2)      610,221
Customer Deposits                             620,005                               620,005                                 620,005

Accrued expenses:
   Real estate taxes                          292,365                               292,365                                 292,365
   Other                                    1,499,407                             1,499,407                               1,499,407
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
   Total accrued expenses                   1,791,772                             1,791,772                               1,791,772
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
Due to affiliates:
   Utility fee credit                         950,000                               950,000                                 950,000
   Tax share                                   82,900                                82,900                   (82,900)
   Other                                                                                      14,661,737  (14,661,737)
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
   Total due to affiliates                  1,032,900                             1,032,900   14,661,737  (14,744,637)      950,000
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
Contingency reserves                        4,828,777                             4,828,777                               4,828,777
Deferred income                               227,051                  702,250      929,301                                 929,301
Income taxes payable                                                                             200,000                    200,000
Notes payable                                 759,359                               759,359                                 759,359
Minority interest                             123,793                               123,793                                 123,793

Common stock and R/E (deficit):
  Common stock                                 21,100                                21,100          117      (21,100)          117
  Capital in excess of par value           80,738,150   56,219,827               24,518,323    5,952,293  (24,518,323)    5,952,293
  Retained earnings (deficit)             (15,964,591)              30,506,040   14,541,449   35,988,335  (14,541,449)   35,988,335
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
    Total C/S and R/E (deficit)            64,794,659   56,219,827  30,506,040   39,080,872   41,940,745  (39,080,872)   41,940,745
                                          -----------   ----------  ----------  -----------   ----------  -----------   -----------
                                           74,788,539   25,011,537               49,777,002   56,802,482  (53,825,511)   52,753,973
                                          ===========   ==========  ==========  ===========   ==========  ===========   ===========

                                                                    Exhibit A-2
                                                                    Page 2 of 8

                                                       COMBINED ENTITIES CONSOLIDATING BALANCE SHEET AS OF               31-Dec-95
                                                       INCOME STATEMENT FOR THE               12 MONTHS ENDED            31-Dec-95

                                             LEHIGH       INTERLACHEN                       ATLAS                            TOTAL
                                        CORPORATION AND     LAKES        SUNDOWNER     CONSTRUCTION   LRC OF     SRC OF     COMBINED
                                         SUBSIDIARIES      ESTATES      PROPERTIE,INC.    SERVICES   GEORGIA     FLORIDA    ENTITIES
                                        ---------------  -------------  -------------- ------------ ---------  --------  -----------
                ASSETS

Cash and cash equivalents                   6,749,755          45,566         29,156                                      6,824,477
Inventory and supplies                          6,431                                                                         6,431
Residential construction in progress          931,849                                                                       931,849
Trade and miscellaneous accounts rec          593,052          29,568         33,802                                        656,422

Contracts receivable-postacquisition:
   Homesites, net of allowance for
     cancels                                2,834,846         117,613         82,302                                      3,034,761
   Timeshare                                  654,139                                                                       654,139
   Commercial notes                         4,411,292                                                                     4,411,292
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
   Total contracts receivable-postacq       7,900,277         117,613         82,302                                      8,100,192
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------

Contracts receivable-preacquisition         5,137,216                                                                     5,137,216

Due from affiliates:
   Water and wastewater connections         2,932,932                                                                     2,932,932
   Tax share
   Other                                   14,005,218         251,406         91,640                           313,474   14,661,738
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
   Total due from affiliates               16,938,150         251,406         91,640                           313,474   17,594,670
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
Investments/advances to subsidiaries

Property and equipment                      5,236,196                                                                     5,236,196
  Less accum depreciation                  (3,554,608)                                                                   (3,554,608)
  Less bargain differential-PP&E
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
     Net property and equipment             1,681,588                                                                     1,681,588
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------

Land, land improvements and CIP            32,722,335                         59,306                                     32,781,641
  Less bargain differential-land
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
     Net land, land improvements           32,722,335                         59,306                                     32,781,641
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------

Investment in joint venture                   734,867                                                            1,752      736,619
Deferred Income Tax
Other assets                                  334,434                                                            3,000      337,434
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
                                           73,729,954         444,153        296,206                           318,226   74,788,539
                                          ===========   =============  =============  ===========  =========  ========  ===========

      LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                        606,321           3,902                                                       610,223
Customer Deposits                             615,700           1,373          2,932                                        620,005

Accrued expenses:
   Real estate taxes                          205,980          36,960         49,425                                        292,365
   Other                                    1,494,411           4,419            577                                      1,499,407
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
   Total accrued expenses                   1,700,391          41,379         50,002                                      1,791,772
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
Due to affiliates:
   Utility fee credit                         950,000                                                                       950,000
   Tax share                                   42,500           7,400         24,000                             9,000       82,900
   Other
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
   Total due to affiliates                    992,500           7,400         24,000                             9,000    1,032,900
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
Contingency reserves                        4,828,777                                                                     4,828,777
Deferred income                               227,051                                                                       227,051
Income taxes payable
Notes payable                                 759,359                                                                       759,359
Minority interest                             123,793                                                                       123,793

Common stock and R/E (deficit):
  Common stock                                    500          20,000            500                               100       21,100
  Capital in excess of par value           71,290,534       2,089,678      7,249,487                           108,451   80,738,150
  Retained earnings (deficit)              (7,414,972)     (1,719,579)    (7,030,715)                          200,675  (15,964,591)
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
    Total C/S and R/E (deficit)            63,876,062         390,099        219,272                           309,226   64,794,659
                                          -----------   -------------  -------------  -----------  ---------  --------  -----------
                                           73,729,954         444,153        296,206                           318,226   74,788,539
                                          ===========   =============  =============  ===========  =========  ========  ===========

                                                                    Exhibit A-2
                                                                    Page 3 of 8

                                           LEHIGH CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF          31-Dec-95
                                           INCOME STATEMENT FOR THE                    12 MONTHS ENDED                    31-Dec-95

                                                                                                                       TOTAL LEHIGH
                                              HOME AT         LEHIGH      OTHER LEHIGH                                 CORPORATION
                                             LEHIGH, INC.    BUILDING      CORPORATION     LEHIGH                          AND
                                          (98% ownership)  SUPPLY, INC.   SUBSIDIARIES   CORPORATION    ELIMINATIONS   SUBSIDIARIES
                                          ---------------  ------------   ------------   ------------   ------------   ------------

                    ASSETS

Cash and cash equivalents                         91,162         94,163        202,636      6,361,794                     6,749,755
Inventory and supplies                                                                          6,431                         6,431
Residential construction in progress             931,849                                      931,849
Trade and miscellaneous accounts rec                             14,814        165,563        416,922         (4,247)       593,052

Contracts receivable-postacquisition:
   Homesites, net of allowance for
     cancels                                                                    23,600      2,811,246                     2,834,846
   Timeshare                                                                                  654,139                       654,139
   Commercial notes                                                                         4,458,792        (47,500)     4,411,292
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Total contracts receivable-postacq                                           23,600      7,924,177        (47,500)     7,900,277
                                            ------------   ------------   ------------   ------------   ------------   ------------

Contracts receivable-preacquisition                                                         5,137,216                     5,137,216

Due from affiliates:
   Water and wastewater connections                                                         2,932,932                     2,932,932
   Tax share                                      65,300         13,900        208,500                      (287,700)
   Other                                                                       842,473     14,464,337     (1,301,592)    14,005,218
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Total due from affiliates                      65,300         13,900      1,050,973     17,397,269     (1,589,292)    16,938,150
                                            ------------   ------------   ------------   ------------   ------------   ------------
Investments/advances to subsidiaries                                                       35,854,660    (35,854,660)

Property and equipment                            94,532        608,768      1,423,520      3,162,295        (52,919)     5,236,196
  Less accum depreciation                        (49,253)      (250,241)    (1,164,995)    (2,091,955)         1,836     (3,554,608)
  Less bargain differential-PP&E
                                            ------------   ------------   ------------   ------------   ------------   ------------
     Net property and equipment                   45,279        358,527        258,525      1,070,340        (51,083)     1,681,588
                                            ------------   ------------   ------------   ------------   ------------   ------------

Land, land improvements and CIP                                              4,806,441     28,246,758       (330,864)    32,722,335
  Less bargain differential-land
                                            ------------   ------------   ------------   ------------   ------------   ------------
     Net land, land improvements                                             4,806,441     28,246,758       (330,864)    32,722,335
                                            ------------   ------------   ------------   ------------   ------------   ------------

Investment in joint venture                                                   (100,000)       834,867                       734,867
Deferred Income Tax
Other assets                                      33,844         24,795         11,555        264,240                       334,434
                                            ------------   ------------   ------------   ------------   ------------   ------------
                                               1,167,434        506,199      6,419,293    103,514,674    (37,877,646)    73,729,954
                                            ============   ============   ============   ============   ============   ============

      LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                            95,622          6,407         43,574        460,718                       606,321
Customer Deposits                                610,318                            10          5,372                       615,700

Accrued expenses:
   Real estate taxes                                                            16,143        189,837                       205,980
   Other                                          43,911         28,253         41,173      1,385,321         (4,247)     1,494,411
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Total accrued expenses                         43,911         28,253         57,316      1,575,158         (4,247)     1,700,391
                                            ------------   ------------   ------------   ------------   ------------   ------------
Due to affiliates:
   Utility fee credit                                                                         950,000                       950,000
   Tax share                                                                                  330,200       (287,700)        42,500
   Other                                         165,670        954,110        181,813                    (1,301,593)
                                            ------------   ------------   ------------   ------------   ------------   ------------
   Total due to affiliates                       165,670        954,110        181,813      1,280,200     (1,589,293)       992,500
                                            ------------   ------------   ------------   ------------   ------------   ------------
Contingency reserves                              24,223                                    4,804,554                     4,828,777
Deferred income                                                                  2,746        555,169       (330,864)       227,051
Income taxes payable
Notes payable                                    372,471         37,741                       396,647        (47,500)       759,359
Minority interest                                 (4,690)                      153,330                       (24,847)       123,793

Common stock and R/E (deficit):
  Common stock                                       490            500          3,510            500         (4,500)           500
  Capital in excess of par value                 250,783         37,927      8,552,703     71,290,534     (8,841,413)    71,290,534
  Retained earnings (deficit)                   (391,364)      (558,739)    (2,575,709)    23,145,822    (27,034,982)    (7,414,972)
                                            ------------   ------------   ------------   ------------   ------------   ------------
    Total C/S and R/E (deficit)                 (140,091)      (520,312)     5,980,504     94,436,856    (35,880,895)    63,876,062
                                            ------------   ------------   ------------   ------------   ------------   ------------
                                               1,167,434        506,199      6,419,293    103,514,674    (37,877,646)    73,729,954
                                            ============   ============   ============   ============   ============   ============

                                                                    Exhibit A-2
                                                                    Page 4 of 8

                                            OTHER LEHIGH CORPORATION SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF       31-Dec-95
                                            INCOME STATEMENT FOR THE                     12 MONTHS ENDED                  31-Dec-95
                                                                      NEWS-STAR    ABLE LAND
                                             LEHIGH                PUBLICATIONS,   SERVICES,    ENTERPRISE               TOTAL OTHER
                                             LAND &     CLIFFSIDE       INC.         INC.      LEHIGH, INC.                LEHIGH
                                           INVESTMENT,  PROPERTIES     (60%          (94%         (80%                   CORPORATION
                                               INC.       INC.      ownership)    ownership)    ownership)              SUBSIDIARIES
                                         ------------- ----------- ------------- -----------   -----------   ---------  ------------
                    ASSETS

Cash and cash equivalents                     29,333                  119,132         53,899          272                   202,636
Inventory and supplies
Residential construction in progress
Trade and miscellaneous accounts rec                                   76,274         89,289                                165,563

Contracts receivable-postacquisition:
   Homesites, net of allowance for
     cancels                                  23,600                                                                         23,600
   Timeshare
   Commercial notes
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------
   Total contracts receivable-postacq         23,600                                                                         23,600
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------

Contracts receivable-preacquisition

Due from affiliates:
   Water and wastewater connections
   Tax share                                  66,200     104,200                      38,000          100                   208,500
   Other                                         102     842,371                                                            842,473
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------
   Total due from affiliates                  66,302     946,571                      38,000          100                 1,050,973
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------
Investments/advances to subsidiaries

Property and equipment                                                218,583      1,204,937                              1,423,520
  Less accum depreciation                                            (128,698)    (1,036,297)                            (1,164,995)
  Less bargain differential-PP&E
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------
     Net property and equipment                                        89,885        168,640                                258,525
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------

Land, land improvements and CIP            4,112,264                                              694,177                 4,806,441
  Less bargain differential-land
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------
     Net land, land improvements           4,112,264                                              694,177                 4,806,441
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------

Investment in joint venture                 (100,000)                                                                      (100,000)
Deferred Income Tax
Other assets                                     835                    8,720          2,000                                 11,555
                                         -----------   ---------   ----------    -----------    ---------    -------   ------------
                                           4,132,334     946,571      294,011        351,828      694,549                 6,419,293
                                         ===========   =========   ==========    ===========    =========    =======   ============

 LIAB, CAP STOCK AND R/E (DEFICIT)

Trade accounts payable                         8,086                    5,195         17,374       12,919                    43,574
Customer Deposits                                                                                      10                        10
Accrued expenses:
   Real estate taxes                                                                  16,143                                 16,143
   Other                                       3,205                    7,337         30,631                                 41,173
                                         -----------   ---------   ----------     ----------    ---------    -------   ------------
   Total accrued expenses                                               7,337         46,774                                 57,316
                                         -----------   ---------   ----------     ----------    ---------    -------   ------------
Due to affiliates:
   Utility fee credit
   Tax share
   Other                                                                1,915       179,898                                181,813
                                         -----------   ---------   ----------    ----------     --------     ------    -----------
   Total due to affiliates                                              1,915       179,898                                181,813
                                         -----------   ---------   ----------    ----------     --------     ------    -----------
Contingency reserves
Deferred income                                                         2,746                                                2,746
Income taxes payable
Notes payable
Minority interest                                                     130,369         8,067       14,894                   153,330

Common stock and R/E (deficit):
  Common stock                                   500       1,000        1,500           470           40                     3,510
  Capital in excess of par value           6,853,938     909,424       32,187        90,111      667,043                 8,552,703
  Retained earnings (deficit)             (2,733,395)     36,147      112,762         9,134         (357)               (2,575,709)
                                         -----------   ---------   ----------    ----------     --------     ------    -----------
    Total C/S and R/E (deficit)            4,121,043     946,571      146,449        99,715      666,726                 5,980,504
                                         -----------   ---------   ----------    ----------     --------     ------    -----------
                                           4,132,334     946,571      294,011       351,828      694,549                 6,419,293
                                         ===========   =========   ==========    ==========     ========     ======    ===========

                                                                    Exhibit A-2
                                                                    Page 5 of 8

                                 LEHIGH ACQUISITION CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF        31-Dec-95
                                 INCOME STATEMENT FOR THE                           12 MONTHS ENDED                       31-Dec-95
                                                                                 COMBINED
                                                                                 ENTITIES                               CONSOLIDATED
                                                                               ADJUSTED FOR    LEHIGH    ELIMINATIONS     LEHIGH
                                             COMBINED    PURCHASE ACCOUNTING     PURCHASE    ACQUISITION      AND       ACQUISITION
                                             ENTITIES      DR          CR       ADJUSTMENTS  CORPORATION  ADJUSTMENTS   CORPORATION
                                          -----------   ---------- ----------  ------------  ----------- ------------   ------------
Revenues:
  Lots with roads only                      1,598,332                            1,598,332                                1,598,332
  Builder lots (serviced)                     924,787                              924,787                                  924,787
    Less estimated uncollectible sales       (168,436)                            (168,436)                                (168,436)
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
      Net homesite sales                    2,354,683                            2,354,683                                2,354,683
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
  Commercial/bulk land sales                4,275,949                            4,275,949                                4,275,949
  Timeshare sales                              68,735                               68,735                                   68,735
  Residential sales                         2,605,011                            2,605,011                                2,605,011
  Discount earned on acquired
     receivables                            1,272,603               2,835,637    4,108,240                                4,108,240

  Bargain differential earned:
    Lots with roads only                                              558,885      558,885                                  558,885
    Builder lots (serviced)                                           258,586      258,586                                  258,586
    Timeshare
    Commercial/bulk land                                            1,055,085    1,055,085                                1,055,085
    Receivables
    Property and equipment                                            148,796      148,796                                  148,796
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
      Total bargain differential
        earned                                                      2,021,352    2,021,352                                2,021,352
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------

  Finance income                            1,027,262                            1,027,262         4,058                  1,031,320
  Operating revenues - subsidiaries         2,501,808       3,576                2,498,232                                2,498,232
  Other revenues                              767,105                  66,858      833,963                   (240,000)      593,963
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
         Total revenues                    14,873,156       3,576   4,923,847   19,793,427         4,058     (240,000)   19,557,485
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------

Cost of Sales:
  Lots with roads only                        569,405     146,718                  716,123                                  716,123
  Builder lots (serviced)                     394,683     201,160                  595,843                                  595,843
  Commercial/bulk land sales                1,657,274     126,092                1,783,366                                1,783,366
  Timeshare sales                              13,141                  13,141
  Residential sales                         2,414,099                            2,414,099                                2,414,099
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------

     Total cost of sales                    5,048,602     473,970      13,141    5,509,431                                5,509,431
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------


Expenses:
  Selling expenses                          2,136,423                            2,136,423                                2,136,423
  Property taxes                            1,293,834                            1,293,834                                1,293,834
  General and administrative expenses       2,802,341                  84,261    2,718,080       179,691                  2,897,771
  Operating expenses - subsidiaries         2,478,210                  85,174    2,393,036                   (240,000)    2,153,036
  Other expenses                            1,177,188     928,785                2,105,973         2,908                  2,108,881
  Depreciation                                326,903                  50,580      276,323           261                    276,584
  Interest expense                             26,022                               26,022                                   26,022
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
       Total expenses                      10,240,921     928,785     220,015   10,949,691       182,860     (240,000)   10,892,551
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries                   (416,367)  1,406,331   5,157,003    3,334,305      (178,802)                 3,155,503

Provision for (reduction) income taxes:
  Current                                  (1,263,708)                          (1,263,708)     (693,206)                (1,956,914)
  Deferred                                  1,399,608                            1,399,608   (16,877,433)               (15,477,825)
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
                                              135,900                              135,900   (17,570,639)               (17,434,739)
Income (loss) before minority
  interest and equity in earnings of
  consolidated subsidiaries                  (552,267)  1,406,331   5,157,003    3,198,405    17,391,837                 20,590,242
Minority interest                             (30,571)                             (30,571)                                 (30,571)
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
Net income (loss) before equity in
  earnings of consolidated subsidiaries      (582,838)  1,406,331   5,157,003    3,167,834    17,391,837                 20,559,671
Equity in earnings of subsidiaries                                                             3,167,834   (3,167,834)
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
Net income (loss)                            (582,838)  1,406,331   5,157,003    3,167,834    20,559,671   (3,167,834)   20,559,671
R/E (deficit) begin of period             (11,098,565)             26,755,368   15,656,803    20,178,664  (15,656,803)   20,178,664
Dividends from (advances to) subs          (4,283,188)                          (4,283,188)   (4,750,000)   4,283,188    (4,750,000)
                                          -----------   ---------  ----------  -----------   -----------  -----------   -----------
R/E (deficit) end of period               (15,964,591)             30,506,040   14,541,449    35,988,335  (14,541,449)   35,988,335
                                          ===========   =========  ==========  ===========   ===========  ===========   ===========

                                                                    Exhibit A-2
                                                                    Page 6 of 8

                                                 COMBINED ENTITIES CONSOLIDATING BALANCE SHEET AS OF                    31-Dec-95
                                                 INCOME STATEMENT FOR THE                      12 MONTHS ENDED          31-Dec-95
                                                LEHIGH                                ATLAS
                                             CORPORATION  INTERLACHEN    SUNDOWNER  CONSTRUC-                            TOTAL
                                                 AND        LAKES       PROPERTIES,   TION     LRC OF     SRC OF        COMBINED
                                             SUBSIDIARIES  ESTATES         INC.      SERVICES  GEORGIA    FLORIDA       ENTITIES
                                             ------------ -----------   ----------- --------- --------  ----------    -----------
Revenues:
  Lots with roads only                         1,598,332                                                               1,598,332
  Builder lots (serviced)                        924,787                                                                 924,787
    Less estimated uncollectible sales          (168,436)                                                               (168,436)
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
      Net homesite sales                       2,354,683                                                               2,354,683
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
  Commercial/bulk land sales                   4,275,949                                                               4,275,949
  Timeshare sales                                 68,735                                                                  68,735
  Residential sales                            2,605,011                                                               2,605,011
  Discount earned on acquired receivables      1,012,012      119,724      140,867                                     1,272,603

  Bargain  differential  earned:
     Lots with roads only
     Builder  lots  (serviced)
     Timeshare
     Commercial/bulk land
     Receivables
     Property and equipment
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
      Total bargain differential earned
                                             -----------   ----------   ----------   -------  --------  ----------   -----------

  Finance income                                 990,858       21,521       14,883                                     1,027,262
  Operating revenues - subsidiaries            2,271,020      155,051       75,737                                     2,501,808
  Other revenues                                (480,974)     683,087      564,992                                       767,105
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
         Total revenues                       13,097,294      979,383      796,479                                    14,873,156
                                             -----------   ----------   ----------   -------  --------  ----------   -----------

Cost of Sales:
  Lots with roads only                           569,405                                                                 569,405
  Builder lots (serviced)                        394,683                                                                 394,683
  Commercial/bulk land sales                   1,657,274                                                               1,657,274
  Timeshare sales                                 13,141                                                                  13,141
  Residential sales                            2,414,099                                                               2,414,099
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
     Total cost of sales                       5,048,602                                                               5,048,602
                                             -----------   ----------   ----------   -------  --------  ----------   -----------

Expenses:
  Selling expenses                             2,090,372       41,002        5,049                                     2,136,423
  Property taxes                               1,282,937        7,273        3,624                                     1,293,834
  General and administrative expenses          2,796,904        4,245        1,192                                     2,802,341
  Operating expenses - subsidiaries            2,150,036      192,673      132,501                           3,000     2,478,210
  Other expenses                               1,177,188                                                               1,177,188
  Depreciation                                   326,903                                                                 326,903
  Interest expense                                26,022                                                                  26,022
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
       Total expenses                          9,850,362      245,193      142,366                           3,000    10,240,921
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries                    (1,801,670)     734,190      654,113                          (3,000)     (416,367)

Provision for (reduction) income taxes:
  Current                                     (1,198,657)     (54,097)     (19,954)                          9,000    (1,263,708)
  Deferred                                       812,708      325,000      261,900                                     1,399,608
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
                                                (385,949)     270,903      241,946                           9,000       135,900
Income (loss) before minority
  interest and equity in earnings of
  consolidated subsidiaries                   (1,415,721)     463,287      412,167                         (12,000)     (552,267)
Minority interest                                (30,571)                                                                (30,571)
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
Net income (loss) before equity in
  earnings of consolidated subsidiaries       (1,446,292)     463,287      412,167                         (12,000)     (582,838)
Equity in earnings of subsidiaries
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
Net income (loss)                             (1,446,292)     463,287      412,167                         (12,000)     (582,838)
R/E (deficit) begin of period                 (3,218,680)  (1,182,866)  (6,442,882)  (16,772) (450,040)    212,675   (11,098,565)
Dividends from (advances to) subs             (2,750,000)  (1,000,000)  (1,000,000)   16,772   450,040                (4,283,188)
                                             -----------   ----------   ----------   -------  --------  ----------   -----------
R/E (deficit) end of period                   (7,414,972)  (1,719,579)  (7,030,715)                        200,675   (15,964,591)
                                             ===========   ==========   ==========   =======  ========  ==========   ===========

                                                                    Exhibit A-2
                                                                    Page 7 of 8

                                  LEHIGH CORPORATION AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF                   31-Dec-95
                                  INCOME STATEMENT FOR THE                          12 MONTHS ENDED                       31-Dec-95
                                                        HOME AT      LEHIGH      OTHER                                  TOTAL LEHIGH
                                                     LEHIGH, INC.   BUILDING    LEHIGH                                  CORPORATION
                                                        (98%         SUPPLY,  CORPORATION      LEHIGH                       AND
                                                      ownership)      INC.    SUBSIDIARIES   CORPORATION  ELIMINATIONS  SUBSIDIARIES
                                                     ------------   --------  ------------   -----------  ------------  ------------
Revenues:
  Lots with roads only                                                                        1,598,332                   1,598,332
  Builder lots (serviced)                                  46,506                               878,281                     924,787
    Less estimated uncollectible sales                                                         (168,436)                   (168,436)
                                                       ----------   --------   ----------   -----------   -----------   -----------
      Net homesite sales                                   46,506                             2,308,177                   2,354,683
                                                       ----------   --------   ----------   -----------   -----------   -----------
  Commercial/bulk land sales                                                                  4,275,949                   4,275,949
  Timeshare sales                                                                                68,735                      68,735
  Residential sales                                     2,605,011                                                         2,605,011
  Discount earned on acquired receivables                                                     1,012,012                   1,012,012

  Bargain  differential  earned:
     Lots with roads only
     Builder  lots  (serviced)
     Timeshare
     Commercial/bulk land
     Receivables
     Property and equipment
                                                       ----------   --------   ----------   -----------   -----------   -----------
      Total bargain differential earned
                                                       ----------   --------   ----------   -----------   -----------   -----------

  Finance income                                                                              1,009,882       (19,024)      990,858
  Operating revenues - subsidiaries                        46,383    805,402    1,719,367                    (300,132)    2,271,020
  Other revenues                                                                 (100,000)     (263,676)     (117,298)     (480,974)
                                                       ----------   --------   ----------   -----------   -----------   -----------
         Total revenues                                 2,697,900    805,402    1,619,367     8,411,079      (436,454)   13,097,294
                                                       ----------   --------   ----------   -----------   -----------   -----------

Cost of Sales:
  Lots with roads only                                                                          569,405                     569,405
  Builder lots (serviced)                                                                       394,683                     394,683
  Commercial/bulk land sales                                                                  1,657,274                   1,657,274
  Timeshare sales                                                                                13,141                      13,141
  Residential sales                                     2,414,099                                                         2,414,099
                                                       ----------   --------   ----------   -----------   -----------   -----------
     Total cost of sales                                2,414,099                             2,634,503                   5,048,602
                                                       ----------   --------   ----------   -----------   -----------   -----------

Expenses:
  Selling expenses                                        138,765                 162,560     1,789,047                   2,090,372
  Property taxes                                                      19,163       66,088     1,197,686                   1,282,937
  General and administrative expenses                     305,533                             2,491,371                   2,796,904
  Operating expenses - subsidiaries                                  941,357    1,508,811                    (300,132)    2,150,036
  Other expenses                                                                              1,294,486      (117,298)    1,177,188
  Depreciation                                             39,692     32,405       71,302       185,340        (1,836)      326,903
  Interest expense                                                     5,832       37,722         1,492       (19,024)       26,022
                                                       ----------   --------   ----------   -----------   -----------   -----------
       Total expenses                                     483,990    998,757    1,846,483     6,959,422      (438,290)    9,850,362
                                                       ----------   --------   ----------   -----------   -----------   -----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries                               (200,189)  (193,355)    (227,116)   (1,182,846)        1,836    (1,801,670)

Provision for (reduction) income taxes:
  Current                                                 (65,300)   (13,900)    (155,500)     (963,957)                 (1,198,657)
  Deferred                                                                                      812,708                     812,708
                                                       ----------   --------   ----------   -----------   -----------   -----------
                                                          (65,300)   (13,900)    (155,500)     (151,249)                   (385,949)
Income (loss) before minority
  interest and equity in earnings of
  consolidated subsidiaries                              (134,889)  (179,455)     (71,616)   (1,031,597)        1,836    (1,415,721)
Minority interest                                           4,004                 (34,575)                                  (30,571)
                                                       ----------   --------   ----------   -----------   -----------   -----------
Net income (loss) before equity in
  earnings of consolidated subsidiaries                  (130,885)  (179,455)    (106,191)   (1,031,597)        1,836    (1,446,292)
Equity in earnings of subsidiaries                                                            3,335,977    (3,335,977)
                                                       ----------   --------   ----------   -----------   -----------   -----------
Net income (loss)                                        (130,885)  (179,455)    (106,191)    2,304,380    (3,334,141)   (1,446,292)
R/E (deficit) begin of period                            (260,479)  (379,284)  (2,407,400)   23,591,442   (23,762,959)   (3,218,680)
Dividends from (advances to) subs                                                 (62,118)   (2,750,000)       62,118    (2,750,000)
                                                       ----------   --------   ----------   -----------   -----------   -----------
R/E (deficit) end of period                              (391,364)  (558,739)  (2,575,709)   23,145,822   (27,034,982)   (7,414,972)
                                                       ==========   ========   ==========   ===========   ===========   ===========


                                                                    Exhibit A-2
                                                                    Page 8 of 8

                                          OTHER LEHIGH CORPORATION SUBSIDIARIES CONSOLIDATING BALANCE SHEET AS OF         31-Dec-95
                                          INCOME STATEMENT FOR THE                         12 MONTHS ENDED                31-Dec-95
                                                                      NEWS-STAR      ABLE LAND
                                               LEHIGH                 PUBLICATIONS   SERVICES,   ENTERPRISE              TOTAL OTHER
                                               LAND &     CLIFFSIDE       INC.         INC.     LEHIGH, INC.               LEHIGH
                                             INVESTMENT,  PROPERTIES     (60%          (94%        (80%                  CORPORATION
                                                INC.       INC.       ownership)    ownership)   ownership)             SUBSIDIARIES
                                             ----------- -----------  ------------ -----------  -----------  ---------- ------------
Revenues:
  Lots with roads only
  Builder lots (serviced)
    Less estimated uncollectible sales
                                              ----------    --------    --------    --------    ----------   ----------  ----------
      Net homesite sales
                                              ----------    --------    --------    --------    ----------   ----------  ----------
  Commercial/bulk land sales
  Timeshare sales
  Residential sales
  Discount earned on acquired receivables

  Bargain  differential  earned:
     Lots with roads only
     Builder  lots  (serviced)
     Timeshare
     Commercial/bulk land
     Receivables
     Property and equipment
                                              ----------    --------    --------    --------    ----------   ----------  ----------
      Total bargain differential earned
                                              ----------    --------    --------    --------    ----------   ----------  ----------

  Finance income
  Operating revenues - subsidiaries               39,500       5,800     755,401     918,666                              1,719,367
  Other revenues                                (100,000)                                                                  (100,000)
                                              ----------    --------    --------    --------    ----------   ----------  ----------
         Total revenues                          (60,500)      5,800     755,401     918,666                              1,619,367
                                              ----------    --------    --------    --------    ----------   ----------  ----------

Cost of Sales:
  Lots with roads only
  Builder lots (serviced)
  Commercial/bulk land sales
  Timeshare sales
  Residential sales
                                              ----------    --------    --------    --------    ----------   ----------  ----------
     Total cost of sales
                                              ----------    --------    --------    --------    ----------   ----------  ----------

Expenses:
  Selling expenses                               162,560                                                                    162,560
  Property taxes                                  48,508                   2,751      14,829                                 66,088
  General and administrative expenses
  Operating expenses - subsidiaries               11,568       3,264     570,558     923,206           215                1,508,811
  Other expenses
  Depreciation                                                            27,266      44,036                                 71,302
  Interest expense                                22,905         269         717      13,831                                 37,722
                                              ----------    --------    --------    --------    ----------   ----------  ----------
       Total expenses                            245,541       3,533     601,292     995,902           215                1,846,483
                                              ----------    --------    --------    --------    ----------   ----------  ----------
Income (loss) before income taxes,
  minority interest, and equity in
  earnings of subsidiaries                      (306,041)      2,267     154,109     (77,236)         (215)                (227,116)

Provision for (reduction) income taxes:
  Current                                        (66,200)   (104,200)     53,000     (38,000)         (100)                (155,500)
  Deferred
                                              ----------    --------    --------    --------    ----------   ----------  ----------
                                                 (66,200)   (104,200)     53,000     (38,000)         (100)                (155,500)
Income (loss) before minority
  interest and equity in earnings of
  consolidated subsidiaries                     (239,841)    106,467     101,109     (39,236)         (115)                 (71,616)
Minority interest                                                        (37,354)      2,736            43                  (34,575)
                                              ----------    --------    --------    --------    ----------   ----------  ----------
Net income (loss) before equity in
  earnings of consolidated subsidiaries         (239,841)    106,467      63,755     (36,500)          (72)                (106,191)
Equity in earnings of subsidiaries
                                              ----------    --------    --------    --------    ----------   ----------  ----------
Net income (loss)                               (239,841)    106,467      63,755     (36,500)          (72)                (106,191)
R/E (deficit) begin of period                 (2,493,554)    (70,320)    111,125      45,634          (285)              (2,407,400)
Dividends from (advances to) subs                                        (62,118)                                           (62,118)
                                              ----------    --------    --------    --------    ----------   ----------  ----------
R/E (deficit) end of period                   (2,733,395)     36,147     112,762       9,134          (357)              (2,575,709)
                                              ==========    ========    ========    ========    ==========   ==========  ==========

                                                                    Exhibit A-3
                                                                    Page 1 of 3

HEATER UTILITIES, INC.
CONSOLIDATED BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1995
                                                  HEATER       HEATER OF      BROOKWOOD      UPSTATE
                                                 UTILITIES     SEABROOK       WATER CORP.    HEATER      ELIMINATIONS      TOTAL
ASSETS

PROPERTY AND EQUIPMENT
  Utility plant                                  35,660,979     8,269,964     7,417,632     1,350,319                    52,698,894
  Non utility property                               40,295                                                                  40,295
                                                -----------    ----------    ----------    ----------    -----------    -----------
                                                 35,701,274     8,269,964     7,417,632     1,350,319              0     52,739,189
                                                -----------    ----------    ----------    ----------    -----------    -----------
  Less:
      Acquisition adjustment  (net)              (4,728,591)       55,970        71,509      (115,456)                   (4,716,568)
      Accumulated depreciation                   (9,776,935)   (2,087,686)   (2,231,806)     (355,258)                  (14,451,685)
                                                -----------    ----------    ----------    ----------    -----------    -----------
                                                (14,505,526)   (2,031,715)   (2,160,297)     (470,714)             0    (19,168,253)
                                                -----------    ----------    ----------    ----------    -----------    -----------


INVESTMENTS
      Other Investments                             154,962                                                                 154,962
      Investments In Subs                         3,379,082                                               (3,379,082)             0
                                                -----------    ----------    ----------    ----------    -----------    -----------
                                                  3,534,043             0             0             0     (3,379,082)       154,962
                                                -----------    ----------    ----------    ----------    -----------    -----------

CURRENT ASSETS
  Cash                                              683,279         1,968         4,355          5772                       695,374
  Working funds                                       4,859                                       805                         5,664
  Investment in CD's                                323,964       100,284        30,000        50,000                       504,248
  Customer accounts receivable                      611,902       214,520       169,041        38,688                     1,034,151
    less allowances for doubtful accounts           (21,548)       (5,648)       (2,146)       (1,853)                      (31,193)
  Notes receivable                                4,539,127        13,148         8,954                   (4,507,413)        53,816
  Other accounts receivable                         105,277           562         3,689             0         35,082        144,610
  Accts. receivable from Assoc. Companies           428,736                                                 (428,736)             0
  Installation materials and supplies               336,586        37,731        31,538        11,661                       417,516
  Prepaid expenses                                  894,726       423,075       141,262        48,300                     1,507,363
  Other current and accrued assets                                                  950                                         950
                                                -----------    ----------    ----------    ----------    -----------    -----------
        TOTAL CURRENT ASSETS                      7,906,908       785,638       387,644       153,374     (4,901,067)     4,332,498
                                                -----------    ----------    ----------    ----------    -----------    -----------

REGULATORY ASSETS                                                                 1,320         1,070                         2,390


   TOTAL ASSETS                                  32,636,698     7,023,887     5,646,299     1,034,050     (8,280,148)    38,060,785
                                                ===========    ==========    ==========    ==========    ===========    ===========

                                                                    Exhibit A-3
                                                                    Page 2 of 3

HEATER UTILITIES, INC.
CONSOLIDATED BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1995

                                                  HEATER       HEATER OF      BROOKWOOD      UPSTATE
                                                 UTILITIES     SEABROOK       WATER CORP.    HEATER      ELIMINATIONS      TOTAL
LIABILITIES AND SHAREHOLDERS' EQUITY
SHAREHOLDERS' EQUITY
  Capital stock, par value $1.00 per
  share--authorized 13,500 shares,
  issued and outstanding 13,500
  shares                                             13,500         1,000         7,500         1,000         (9,500)        13,500
  Additional paid in capital                      5,826,750     2,119,446       213,428       464,864     (2,797,738)     5,826,750
  Retained Earnings                               3,073,044      (210,050)      933,145      (103,768)      (571,843)     3,120,528
                                                -----------    ----------    ----------    ----------    -----------    -----------
                                                  8,913,294     1,910,396     1,154,074       362,096     (3,379,082)     8,960,778


LONG-TERM DEBT                                   13,702,600     2,578,526     1,400,961       527,926     (4,507,413)    13,702,600



CURRENT LIABILITIES
  Accounts payable to vendors                       949,076       192,341        75,775        23,023                     1,240,216
  Accts. payable to Assoc. Companies                  1,083       (88,595)      472,703         8,463       (393,654)             0
  Accounts payable to MP&L                          513,538             0             0             0                       513,538
  Income taxes payable - Federal                   (115,249)       76,483        21,282        (7,941)             0        (25,424)
  Income taxes payable - State                      (37,448)       15,636           191           175                       (21,446)
  Taxes other than income                            56,574         4,067        16,503         3,105                        80,249
  Customer deposits                                  70,440           117       152,738             9                       223,304
  Other accrued expenses                            475,151       272,543        64,112         1,778                       813,585
  Current portion of long-term debt                   8,000                                                                   8,000
                                                -----------    ----------    ----------    ----------    -----------    -----------
TOTAL CURRENT LIABILITIES                         1,921,165       472,592       803,305        28,613       (393,654)     2,832,021


C.I.A.C                                           9,605,789     2,078,710     2,536,381        89,529                    14,310,409

ACCUM. DEFERRED INC. TAXES                       (1,510,371)      (13,558)     (250,113)       25,521                    (1,748,521)

REGULATORY LIABILITIES                                4,221        (2,779)        1,692           364                         3,498
                                                -----------    ----------    ----------    ----------    -----------    -----------
   TOTAL LIABILITIES                             32,636,698     7,023,887     5,646,299     1,034,050     (8,280,148)    38,060,785
                                                ===========    ==========    ==========    ==========    ===========    ===========

                                                                    Exhibit A-3
                                                                    Page 3 of 3

HEATER UTILITIES, INC.
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1995
                                                                    HEATER       HEATER OF    BROOKWOOD      UPSTATE
                                                                   UTILITIES     SEABROOK     WATER CORP.    HEATER          TOTAL
Operating Revenues
        Water                                                     $5,591,312    $  747,922    $1,446,321    $ 345,494     $8,131,049
        Sewer                                                        501,454       548,088                                 1,049,542
        Other                                                        130,762        78,676        86,845       27,818        324,101
                                                                  ----------    ----------    ----------    ---------     ----------
              Total Operating Revenues                             6,223,528     1,374,687     1,533,166      373,312      9,504,693
                                                                  ----------    ----------    ----------    ---------     ----------


Operating Revenue Deductions
        Operations and Maintenance                                 2,233,998       494,100       450,734      160,897      3,339,729
        Administrative and General                                 1,304,942       238,878       399,406      111,650      2,054,876
        Taxes Other Than Income                                      324,348        31,007        88,189       10,118        453,662
        Property Taxes                                               121,937        95,897        20,516       19,609        257,960
        Depreciation                                               1,006,177       176,358       184,133       47,728      1,414,397
                                                                  ----------    ----------    ----------    ---------     ----------
              Total Operating Revenue Deductions                   4,991,403     1,036,240     1,142,979      350,003      7,520,624
                                                                  ----------    ----------    ----------    ---------     ----------

Income From Operations                                             1,232,126       338,446       390,187       23,309      1,984,068
                                                                  ----------    ----------    ----------    ---------     ----------
Other Income
        Interest Income                                               72,370        23,924        10,984         6598        113,876
        Other Non-Utility income                                     242,218        37,830        49,093         3261        332,402

Other Income Deductions
        Interest Expense                                             764,132       234,559       126,644       48,023      1,173,358
        Other Non-Utility Deductions                                  38,066         1,580         2,906           95         42,646
                                                                  ----------    ----------    ----------    ---------     ----------
              Total Other Income and Income Deductions               487,610       174,384        69,473       38,259        769,727
                                                                  ----------    ----------    ----------    ---------     ----------

Net Income (Loss) Before Income Taxes                                744,516       164,062       320,714      (14,950)     1,214,342

        Estimated Income Taxes                                       290,126        41,747       134,237      (10,955)       455,155

Net Profit (Loss)                                                 $  454,389    $  122,315    $  186,477    $  (3,995)    $  759,186
                                                                  ==========    ==========    ==========    =========     ==========


                                                                    Exhibit A-4
                                                                    Page 1 of 2

                                                            ADESA CONSOLIDATED BALANCE SHEET
                                                                      DECEMBER  1995
                                 CONSOLIDATED   ELIMINATIONS      ADHD           ADSA
                                 -------------  ------------  -------------  ------------
ASSETS
 CURRENT ASSETS            (A)
   CASH                   -110      20,143,001             0              1    20,143,000
   ACCOUNTS RECEIVABLE
     MINNESOTA POWER      -432         452,501       452,500-       452,501       452,500
     ADESA                -431               1-      597,365-       597,364             0
     OTHER                -409               0             0              0             0
     TRADE                -321      75,345,000             0              0    75,345,000
     ALLOWANCE-DOUBT ACCTS-322       2,418,000-            0              0     2,418,000-
   INVENTORY              -700       4,332,000             0              0     4,332,000
   NOTES RECEIVABLE       -310               0    20,000,000-    20,000,000             0
   PREPAYMENTS            -700       2,699,325             0         62,325     2,637,000
   OTHER CURRENT ASSETS   -900               0             0              0             0
                                 -------------  ------------  -------------  ------------
     TOTAL CURRENT ASSETS          100,553,826    21,049,865-    21,112,191   100,491,500

 INVESTMENTS IN SUB      -N200               0   171,204,078-   171,204,078             0
 AUTO PLANT - NET   -N550-N600      85,313,000             0              0    85,313,000
 CWIP                    -U711      38,319,000             0              0    38,319,000
 DEFERRED COST           -H200         363,000             0              0       363,000
 GOODWILL                -N701     120,159,483             0        413,483   119,746,000
 GOODWILL AMORTIZATION   -N710       1,509,000-            0              0     1,509,000-
 INTANGIBLE ASSETS       -N703      13,898,000             0              0    13,898,000
 INTANGIBLE AMORTIZATION -N711         802,000-            0              0       802,000-
                                 -------------  ------------  -------------  ------------
     TOTAL ASSETS                  356,295,309   192,253,943-   192,729,752   355,819,500
                                 =============  ============  =============  ============
 LIABILITIES AND
 STOCKHOLDER'S EQUITY
   CURRENT LIABILITIES     (L)
     ACCOUNTS PAYABLE
       ADESA              -321               0    21,049,865-       452,500    20,597,365
       MINNESOTA POWER    -322       1,053,257             0      1,053,257             0
       OTHER              -310      42,514,484             0              0    42,514,484
     CURRENT MATURITIES   -200       5,173,000             0              0     5,173,000
     NOTES PAYABLE        -100      32,415,000             0              0    32,415,000
     ACC INCOME TAXES -401-450         259,420-            0         55,420-      204,000-
     ACCRUED OTH LIAB     -930       4,734,000             0              0     4,734,000
                                 -------------  ------------  -------------  ------------
     TOTAL CURRENT LIABILITIES      85,630,321    21,049,865-     1,450,337   105,229,849
   LONG TERM DEBT        -D700      56,781,000             0              0    56,781,000
   DEFFERED INCOME TAXES -F100       1,230,000             0              0     1,230,000
   MINORITY INTEREST     -F900      21,551,572    20,051,572              0     1,500,000
                                 -------------  ------------  -------------  ------------
     TOTAL LIABILITIES             165,192,893       998,293-     1,450,337   164,740,849
                                 -------------  ------------  -------------  ------------
 STOCKHOLDER'S EQUITY
   COMMON STOCK, WITHOUT PAR
     XXXX SHARES AUTHORIZED
     ISSUED AND OUTST    -C090     191,317,310   190,590,651-   191,317,310   190,590,651
   RET EARNINGS  -C400-INCELIM          37,894-      664,999-        37,895-      665,000
   CUM TRANSLATION ADJ    -216         177,000-            0              0       177,000-
                                 -------------  ------------  -------------  ------------
     TOTAL STOCKHOLDER'S EQ        191,102,416   191,255,650-   191,279,415   191,078,651
                                 -------------  ------------  -------------  ------------
     TOTAL LIABILITIES AND
       STOCKHOLDER'S EQUITY        356,295,309   192,253,943-   192,729,752   355,819,500
                                 =============  ============  =============  ============

                                                                    Exhibit A-4
                                                                    Page 2 of 2

                                                  ADESA CONSOLIDATED STATEMENT OF INCOME
                                                          YEAR TO DATE AS OF DECEMBER 1995
                                 CONSOLIDATED  ELIMINATIONS      ADHD          ADSA
                                 ------------  ------------  ------------  ------------
INCOME
   AUTO REDISTRIBUTION   -T900     61,254,000             0             0    61,254,000
   EQUITY IN SUB EARNINGS-T200              1       300,251-      300,252             0
   INTEREST              -T300        306,000       305,104-      305,104       306,000
   MISCELLANEOUS         -T500              0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL INCOME                  61,560,001       605,355-      605,356    61,560,000
                                 ------------  ------------  ------------  ------------
 EXPENSES
   DIRECT AUCTION        -T512     25,173,000             0             0    25,173,000
   MAINTENANCE           -E405        796,000             0             0       796,000
   PROPERTY TAXES        -E610        824,000             0             0       824,000
   DEPRECIATION/AMORT    -T590      4,367,000             0             0     4,367,000
   INTEREST          I100-I340        674,896       305,104-            0       980,000
   ADM AND GENERAL       -E310     28,155,672             0       698,672    27,457,000
                                 ------------  ------------  ------------  ------------
     TOTAL EXPENSES                59,990,568       305,104-      698,672    59,597,000
                                 ------------  ------------  ------------  ------------
 INCOME (LOSS) BEFORE TAXES         1,569,433       300,251-       93,316-    1,963,000
 MINORITY INTEREST        -T511       364,748-      364,748-            0             0
 INC TX (EXP)BEN E700-T400/600      1,242,580-            0        55,420     1,298,000-
                                 ------------  ------------  ------------  ------------
 NET INCOME (LOSS)                     37,895-      664,999-       37,896-      665,000
                                 ============  ============  ============  ============

                                                                    Exhibit A-5
                                                                    Page 1 of 1

                                   ADESA CORPORATION

Consolidating financial statements for ADESA Corporation have been excluded from this exhibit due to the competitive nature of the information.

                                                                    Exhibit A-6
                                                                    Page 1 of 2

                                        RENDFIELD CONSOLIDATED BALANCE SHEET
                                                       DECEMBER  1995
                                 CONSOLIDATED   ELIMINATIONS      REND           UTIL
                                 -------------  ------------  -------------  ------------
NONUTIL PROP & INVESTMENTS(N)
   NONUTILITY & OTHER
     NONUTILITY PLANT -100             468,230             0        468,230             0
     ACCUM DEPR-NONUTIL-600                  0             0              0             0
     OTHER -950                              0             0              0             0
   SECURITIES INVEST - 900                   0             0              0             0
   EQUITY INVESTMENTS - 910                  0             0              0             0
   INVEST IN SUBSIDIARIES-200                0     5,708,187      5,708,187-            0
                                 -------------  ------------  -------------  ------------
     TOTAL NONU PROP & INVEST          468,230     5,708,187      5,239,957-            0
                                 -------------  ------------  -------------  ------------
 CURRENT ASSETS (A)
   CASH
     CASH -110                           2,362             0          2,362             0
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE -310                   0             0              0             0
     OTHER ACCOUNTS REC -409                 0             0              0             0
     ACCTS REC FROM ASSOC -432       7,802,675    17,115,320-    19,016,925     5,901,070
     OTHER CURRENT ASSETS -900               0             0              0             0
                                 -------------  ------------  -------------  ------------
      TOTAL CURRENT ASSETS           7,805,037    17,115,320-    19,019,287     5,901,070
                                 -------------  ------------  -------------  ------------
   ACCUM DEF INC TAXES H-254           171,062             0        171,062             0
   OTHER -200                           11,713             0         11,713             0
                                 -------------  ------------  -------------  ------------
      TOTAL DEFERRED DEDITS            182,775             0        182,775             0
                                 -------------  ------------  -------------  ------------
 TOTAL ASSETS                        8,456,042    11,407,133-    13,962,105     5,901,070
                                 =============  ============  =============  ============

CAPITALIZATION
   COMMON EQUITY (C)
     COMMON STK&PD IN CAP-090        4,487,500     6,397,500-     4,487,500     6,397,500
     CAPITAL STOCK EXP-300                   0             0              0             0
     RETAINED EARNINGS-400          11,432,534-   12,105,687     11,432,534-   12,105,687-
   LONG-TERM DEBT D-700                      0             0              0             0
                                 -------------  ------------  -------------  ------------
       TOTAL CAPITALIZATION          6,945,034-    5,708,187      6,945,034-    5,708,187-
                                 -------------  ------------  -------------  ------------
 CURRENT LIABILITIES (L)
  CURRENT MATURITITES  - 200                 0             0              0             0
     ACCOUNTS PAYABLE                  194,924             0        194,924             0
     ACCOUNTS PAY TO ASSOC-322      15,705,073    17,115,320-    21,606,143    11,214,250
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401         278,780             0      2,274,330     1,995,550-
     STATE INCOME TAXES -450           786,037-            0        235,990     1,022,027-
     OTHER ACCRUED TAXES -500            6,877             0          6,877             0
   MISC CURRENT LIAB -930                    0             0      3,412,584-    3,412,584
                                 -------------  ------------  -------------  ------------
      TOTAL CURRENT LIABILITIE      15,399,617    17,115,320-    20,905,680    11,609,257
                                 -------------  ------------  -------------  ------------
   ACCUM DEF INC TAXES F-100             1,459             0          1,459             0
                                 -------------  ------------  -------------  ------------
 TOTAL LIAB & CAPITALIZATION         8,456,042    11,407,133-    13,962,105     5,901,070
                                 =============  ============  =============  ============

                                                                    Exhibit A-6
                                                                    Page 2 of 2

                                      RENDFIELD CONSOLIDATED STATEMENT OF INCOME
                                              YEAR TO DATE AS OF DECEMBER 1995
                                 CONSOLIDATED  ELIMINATIONS      REND          UTIL
                                 ------------  ------------  ------------  ------------
OTHER INCOME & DEDUCTIONS (T)
   EQUITY IN EARN OF SUBS -200              0     5,143,558     5,143,558-            0
   ALLOW FOR FUNDS-EQUITY -100              0             0             0             0
   INVESTMENT INCOME -300             153,035             0         7,514       145,522
   EARNINGS FROM REACHALL -542      5,615,472-            0     2,912,584     8,528,056-
   ALLOW-GAIN ON CAP SALE -543              0             0             0             0
   OTHER MISCELLANEOUS INC-500        261,095-            0        35,212-      225,882-
   INCOME TAXES - INVEST -400          63,310-            0         3,110-       60,200-
                - MISC -600         2,860,790             0       827,061-    3,687,851
                                 ------------  ------------  ------------  ------------
     TOTAL OTHER INC & DEDUCT       2,926,052-    5,143,558     3,088,843-    4,980,765-
                                 ------------  ------------  ------------  ------------

                                 ------------  ------------  ------------  ------------
 INCOME BEFORE INTEREST CHARGE      2,926,052-    5,143,558     3,088,843-    4,980,765-
                                 ------------  ------------  ------------  ------------
 OTHER INTEREST EXPENSE             1,041,519             0       878,727       162,792
                                 ------------  ------------  ------------  ------------
 NET INCOME                         3,967,571-    5,143,558     3,967,570-    5,143,557-
                                 ============  ============  ============  ============


                                                                    Exhibit A-7
                                                                    Page 1 of 2

                                                         SYNERTEC CONSOLIDATED BALANCE SHEET
                                                                    DECEMBER  1995
                                 CONSOLIDATED   ELIMINATIONS      SYNR           CNSR
                                 -------------  ------------  -------------  ------------
ASSETS
 CURRENT ASSETS            (A)
   CASH                   -110         673,247             0        673,247             0
   RESTRICTED CASH        -115               0             0              0             0
   ACCOUNTS RECEIVABLE
     MINNESOTA POWER      -433      19,580,500             0     19,580,500             0
     SUP REC FIB CORP     -436               0             0              0             0
     OTHER                -409          20,277             0         20,277             0
   NOTES RECEIVABLE - SRF -310               0             0              0             0
   INVENTORY              -610               0             0              0             0
   PREPAYMENTS            -700               0             0              0             0
                                 -------------  ------------  -------------  ------------
     TOTAL CURRENT ASSETS           20,274,024             0     20,274,024             0
 INVESTMENTS IN SUB      -N200               0             0              0             0
 LEASE RECEIVABLE        -N950               0             0              0             0
 DEFERRED COST           -H200               0             0              0             0
 CWIP AND OTH ASSETS -N100-600           7,401             0          7,401             0
                                 -------------  ------------  -------------  ------------
     TOTAL ASSETS                   20,281,425             0     20,281,425             0
                                 =============  ============  =============  ============
 LIABILITIES AND
 STOCKHOLDER'S EQUITY
   CURRENT LIABILITIES     (L)
     ACCOUNTS PAYABLE
       MINNESOTA POWER    -321      13,830,253             0     13,830,253             0
       SUP REC FIB CORP   -322               0             0              0             0
       OTHER              -310               0             0              0             0
     CURRENT MATURITIES   -200               0             0              0             0
     NOTES PAY-LSPI FIBER -100               0             0              0             0
     NOTES PAYABLE - MP   -101               0             0              0             0
     ACC INCOME TAXES -401-450       1,750,034             0      1,750,034             0
     ACCRUED OTHER TAXES  -500               0             0              0             0
     ACCRUED INT PAY      -610               0             0              0             0
     ACCRUED OTH LIAB     -930               0             0              0             0
                                 -------------  ------------  -------------  ------------
     TOTAL CURRENT LIABILITIES      15,580,287             0     15,580,287             0
   LONG TERM DEBT        -D700               0             0              0             0
   DEFFERED INCOME TAXES -F100           1,762             0          1,762             0
   MINORITY INTEREST     -F900               0             0              0             0
                                 -------------  ------------  -------------  ------------
     TOTAL LIABILITIES              15,582,049             0     15,582,049             0
                                 -------------  ------------  -------------  ------------
 STOCKHOLDER'S EQUITY
   COMMON STOCK, WITHOUT PAR
     5000 SHARES AUTHORIZED
     ISSUED AND OUTST    -C090       5,074,217             0      5,074,217             0
   RET EARNINGS  -C400-INCELIM         374,841-            0        374,841-            0
                                 -------------  ------------  -------------  ------------
     TOTAL STOCKHOLDER'S EQ          4,699,376             0      4,699,376             0
                                 -------------  ------------  -------------  ------------
     TOTAL LIABILITIES AND
       STOCKHOLDER'S EQUITY         20,281,425             0     20,281,425             0
                                 =============  ============  =============  ============


                                                                    Exhibit A-7
                                                                    Page 2 of 2

                                                   SYNERTEC CONSOLIDATED STATEMENT OF INCOME
                                                       YEAR TO DATE AS OF DECEMBER 1995
                                 CONSOLIDATED  ELIMINATIONS      SYNR          CNSR
                                 ------------  ------------  ------------  ------------
INCOME
   PULP REVENUE          -T520     42,348,016             0             0    42,348,016
   EQUITY IN SUB EARNINGS-T200              0     6,796,343-    6,796,343             0
   INTEREST              -T300        647,201             0        34,752       612,449
   MISCELLANEOUS         -T535      9,364,167             0     9,364,167             0
                                 ------------  ------------  ------------  ------------
     TOTAL INCOME                  52,359,384     6,796,343-   16,195,262    42,960,465
                                 ------------  ------------  ------------  ------------
 EXPENSES
   PULP VARIABLE COSTS   -T539     32,037,435             0             0    32,037,435
   PULP FIXED COSTS      -T540      4,777,731             0             0     4,777,731
   DEPRECIATION          -T595      2,257,232             0         9,510     2,247,722
   LABOR                 -T563        386,631             0       265,210       121,421
   INTEREST         -I100-I340      1,601,279             0             0     1,601,279
   PROPERTY TAXES        -T570        139,797             0             0       139,797
   MISCELLANEOUS         -T562      1,566,146             0       875,832       690,314
                                 ------------  ------------  ------------  ------------
     TOTAL EXPENSES                42,766,251             0     1,150,552    41,615,699
                                 ------------  ------------  ------------  ------------
 INCOME (LOSS) BEFORE TAXES         9,593,133     6,796,343-   15,044,710     1,344,766
 MINORITY INTEREST        -T511       507,703             0             0       507,703
 INC TAX (EXP) BENEF -T401-420      4,121,789-            0     9,065,663-    4,943,874
              T610 620 640 650              0             0             0             0
                                 ------------  ------------  ------------  ------------
 NET INCOME (LOSS)                  5,979,047     6,796,343-    5,979,047     6,796,343
                                 ============  ============  ============  ============

                                                                    Exhibit A-8
                                                                    Page 1 of 2

                                                  SUPERIOR RECYCLED FIBER CONSOLIDATED BALANCE SHEET
                                                                     DECEMBER 1995

                                 CONSOLIDATED   ELIMINATIONS      SRFC           SRJV
                                 -------------  ------------  -------------  ------------
ASSETS
 CURRENT ASSETS            (A)
   CASH                   -110               0             0              0             0
   RESTRICTED CASH        -115               0             0              0             0
   ACCOUNTS RECEIVABLE
     ASSOCIATED COMPANIES -436               0             0              0             0
     OTHER                -409               0             0              0             0
   NOTES RECEIVABLE       -310               0             0              0             0
   INVENTORY              -610               0             0              0             0
   PREPAYMENTS            -700               0             0              0             0
                                 -------------  ------------  -------------  ------------
     TOTAL CURRENT ASSETS                    0             0              0             0
 INVEST IN JOINT VENTURE -N200               0             0              0             0
 DEFERRED COST           -H200               0             0              0             0
 NONUTILITY PLANT        -N100               0             0              0             0
 ACCUMULATED DEPRECIATION-N600               0             0              0             0
 OTHER ASSETS           N-N950               0             0              0             0
                                 -------------  ------------  -------------  ------------
       TOTAL ASSETS                          0             0              0             0
                                 =============  ============  =============  ============
 LIABILITIES AND
 STOCKHOLDER'S EQUITY
   CURRENT LIABILITIES     (L)
     ACCOUNTS PAYABLE
       ASSOC COMPANIES    -322               0             0              0             0
       OTHER              -310               0             0              0             0
     CURRENT MATURITIES   -200               0             0              0             0
     NOTES PAYABLE        -100               0             0              0             0
     ACCR INC TAXES   -401-450               0             0              0             0
     ACCRUED OTHER TAXES  -500               0             0              0             0
     ACCRUED INTEREST     -610               0             0              0             0
                                 -------------  ------------  -------------  ------------
     TOTAL CURRENT LIABILITIES               0             0              0             0
   LONG TERM DEBT        -D700               0             0              0             0
   DEFERRED INCOME TAXES -F100               0             0              0             0
   MINORITY INTEREST     -F900               0             0              0             0
   OTH DEFERRED CREDITS  -F920               0             0              0             0
                                 -------------  ------------  -------------  ------------
     TOTAL LIABILITIES                       0             0              0             0
                                 -------------  ------------  -------------  ------------
 STOCKHOLDER'S EQUITY
   COMMON STOCK, WITHOUT PAR,
     50 SHARES ISSUED
     AND OUTSTANDING     -C090               0             0              0             0
   RET EARNINGS  -C400-INCELIM               0             0              0             0
                                 -------------  ------------  -------------  ------------
    TOTAL STOCKHOLDER'S EQUITY               0             0              0             0
                                 -------------  ------------  -------------  ------------
    TOTAL LIABILITIES AND
      STOCKHOLDER'S EQUITY                   0             0              0             0
                                 =============  ============  =============  ============


                                                                    Exhibit A-8
                                                                    Page 2 of 2

                                                SUPERIOR RECYCLED FIBER CONSOLIDATED STATEMENT OF INCOME
                                                           YEAR TO DATE AS OF DECEMBER 1995
                                 CONSOLIDATED  ELIMINATIONS      SRFC          SRJV
                                 ------------  ------------  ------------  ------------
INCOME
   PULP REVENUE          -T520     42,348,016    27,913,280-   33,511,018    36,750,278
   EQUITY IN JV EARNINGS -T200              0     1,740,019     1,740,019-            0
   INTEREST              -T300        612,449             0       407,765       204,684
   MISCELLANEOUS         -T535              0             0             0             0
                                 ------------  ------------  ------------  ------------
     TOTAL INCOME                  42,960,465    26,173,261-   32,178,764    36,954,962
                                 ------------  ------------  ------------  ------------
 EXPENSES
   COST OF PULP          -T565              0    27,913,280-   27,913,280             0
   PULP VARIABLE COSTS   -T539     31,697,017             0             0    31,697,017
   PULP FIXED COSTS      -T540      5,118,149             0             0     5,118,149
   DEPRECIATION     -T590,T595      2,247,722             0             0     2,247,722
   LABOR                 -T563        121,421             0       121,421             0
   INTEREST              -I100      1,601,279             0     1,601,279             0
   PROPERTY TAXES        -T570        139,797             0             0       139,797
   MISCELLANEOUS         -T562        690,314             0       690,314             0
                                 ------------  ------------  ------------  ------------
     TOTAL EXPENSES                41,615,699    27,913,280-   30,326,294    39,202,685
                                 ------------  ------------  ------------  ------------
 INCOME (LOSS) BEFORE TAXES         1,344,766     1,740,019     1,852,470     2,247,723-
 MINORITY INTEREST        -T511       507,703       507,703             0             0
 INCOME TAX (EXPENSE) BENEFIT       4,943,874             0     4,943,874             0
             -T410,420,610,620
                                 ------------  ------------  ------------  ------------
 NET INCOME (LOSS)                  6,796,343     2,247,722     6,796,344     2,247,723-
                                 ============  ============  ============  ============

                                                                    Exhibit A-9
                                                                    Page 1 of 2

                                                UPPER MINNESOTA PROPERTIES CONSOLIDATED BALANCE SHEET
                                                                    DECEMBER  1995
                                 CONSOLIDATED   ELIMINATIONS      UMPI           IRV             MEAD
                                 -------------  ------------  -------------  ------------    ------------
 NONUTIL PROP & INVESTMENTS(N)
   NONUTILITY & OTHER
     NONUTILITY PLANT -100           4,176,156             0              0     4,176,156              0
     ACCUM DEPR-NONUTIL-600            197,664-            0              0       161,313-        36,350-
     OTHER             -950            740,808             0              0             0        740,808
   SECURITIES INVEST - 900                   0             0              0             0              0
   INVEST IN SUBSIDIARIES-200                1     2,813,919-     2,813,919             0              0
                                 -------------  ------------  -------------  ------------    ------------
     TOTAL NONU PROP & INVEST        4,719,301     2,813,919-     2,813,919     4,014,843        704,458
                                 -------------  ------------  -------------  ------------    ------------
 CURRENT ASSETS (A)
   CASH -110                            36,821             0            435        20,763         15,623
   TEMP CASH INV-A200                   15,000             0              0             0         15,000
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE -310                   0             0              0             0              0
     OTHER ACCOUNTS REC -409            80,026             0         79,599             0            428
     ACCTS REC FROM ASSOC -432       1,771,776       785,428-     2,065,466       390,511        101,227
   PREPAYMENTS -700                     10,953             0              0        10,953              0
                                 -------------  ------------  -------------  ------------    ------------
      TOTAL CURRENT ASSETS           1,914,576       785,428-     2,145,500       422,227        132,278
                                 -------------  ------------  -------------  ------------    ------------
   ACCUM DEF INC TAXES H-254                 0             0              0             0              0
   OTHER -200                           65,018             0              0        56,303          8,715
                                 -------------  ------------  -------------  ------------    ------------
      TOTAL DEFERRED DEBITS             65,018             0              0        56,303          8,715
                                 -------------  ------------  -------------  ------------    ------------
 TOTAL ASSETS                        6,698,895     3,599,347-     4,959,419     4,493,373        845,451
                                 =============  ============  =============  ============    ============
 CAPITALIZATION
     COMMON STK&PD IN CAP-090        3,324,189     2,134,189-     3,324,189     2,099,074         35,115
     RETAINED EARNINGS-400             647,809       679,730-       647,809       626,305         53,425
   LONG-TERM DEBT D-700              2,605,629             0              0     2,006,837        598,792
                                 -------------  ------------  -------------  ------------    ------------
       TOTAL CAPITALIZATION          6,577,627     2,813,919-     3,971,998     4,732,216        687,332
                                 -------------  ------------  -------------  ------------    ------------
 CURRENT LIABILITIES (L)
   CURRENT MATURITITES  - 200          162,135             0              0        99,675         62,460
   ACCOUNTS PAYABLE                     24,815             0         17,269         2,746          4,800
   ACCOUNTS PAY TO ASSOC-322           362,880       785,428-       854,618       191,245        102,445
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401         882,116-            0          5,010       841,333-        45,793-
     STATE INCOME TAXES -450            30,700-            0            190        23,590-         7,300-
     OTHER ACCRUED TAXES -500           12,743             0              0         5,151          7,592
   MISC CUR LIABILITY 910              110,334             0        110,334             0              0
   INTEREST ACCRUED - 610               57,101             0              0        33,063         24,038
                                 -------------  ------------  -------------  ------------    ------------
      TOTAL CURRENT LIABILITIES        182,808-      785,428-       987,421       533,043-       148,242
                                 -------------  ------------  -------------  ------------    ------------
   ACCUM DEF INC TAXES F-100           302,360             0              0       294,200          8,160
   MINORITY INTEREST   F-900             1,715             0              0             0          1,715
                                 -------------  ------------  -------------  ------------    ------------
 TOTAL LIAB & CAPITALIZATION         6,698,894     3,599,347-     4,959,419     4,493,373        845,449
                                 =============  ============  =============  ============    ============

                                                                    Exhibit A-9
                                                                    Page 2 of 2

                                               UPPER MINNESOTA PROPERTIES CONSOLIDATED STATEMENT OF INCOME
                                                           YEAR TO DATE AS OF DECEMBER 1995

                                 CONSOLIDATED  ELIMINATIONS      UMPI          IRV            MEAD
                                 ------------  ------------  ------------  ------------   ------------
 INCOME
   EQUITY IN SUB EARNS   -T200              1       147,338-      147,339             0              0
   RENTAL- RESIDENTIAL   -T700        236,098             0             0       197,454         38,644
   MISCELLANEOUS         -T710          8,314             0             0         7,552            763
   INVESTMENT            -T300         26,154        12,276-       27,220        10,782            428
                                 ------------  ------------  ------------  ------------   ------------
                                      270,567       159,614-      174,559       215,788         39,835
                                 ------------  ------------  ------------  ------------   ------------
 EXPENSES
   MAINTENANCE        -T800            27,396             0             0        22,724          4,672
   UTILITIES          -T830            54,581             0             0        43,679         10,903
   INSURANCE          -T840            11,414             0             0         9,195          2,219
   DEPRECIATION       -T595           137,002             0             0       116,125         20,877
   INTEREST           -I100           213,809        12,276-       12,276       170,068         43,741
   OPERATIONS         -T860            55,428             0             0        48,643          6,785
   PROPERTY TAXES     -T850            20,228             0             0        10,309          9,920
   ADMINISTRATIVE     -T531             6,120             0         4,997           618            506
   LABOR              -T532            13,545             0         8,010         2,847          2,688
                                 ------------  ------------  ------------  ------------   ------------
                                      539,523        12,276-       25,283       424,208        102,311
                                 ------------  ------------  ------------  ------------   ------------
 INCOME (LOSS) BEFORE TAXES
   AND MINORITY INTEREST              268,956-      147,338-      149,276       208,420-        62,476-
 INCOME TAX (EXPENSE) BENEFIT         417,291             0           799-      332,957         85,133
 MINORITY INTEREST                        143             0             0             0            143
                                 ------------  ------------  ------------  ------------   ------------
 NET INCOME                           148,478       147,338-      148,477       124,537         22,800
                                 ============  ============  ============  ============   ============

                                                                   Exhibit A-10
                                                                   Page 1 of 2

                                                MINNESOTA PULP CONSOLIDATED BALANCE SHEET
                                                                    DECEMBER  1995

                                 CONSOLIDATED   ELIMINATIONS      MNPI           MNP2
                                 -------------  ------------  -------------  ------------
 NONUTIL PROP & INVESTMENTS(N)
   NONUTILITY & OTHER
     NONUTILITY PLANT -100                   0             0              0             0
     ACCUM DEPR-NONUTIL-600                  0             0              0             0
   SECURITIES INVEST - 900                   0             0              0             0
   EQUITY INVESTMENTS - 910                  0             0              0             0
   INVEST IN SUBSIDIARIES-200                0    11,086,680-    11,086,680             0
                                 -------------  ------------  -------------  ------------
     TOTAL NONU PROP & INVEST                0    11,086,680-    11,086,680             0
                                 -------------  ------------  -------------  ------------
 CURRENT ASSETS (A)
   CASH -110                            32,259             0          6,234        26,026
   OTHER ACCOUNTS RECEIVABLE
     NOTES RECEIVABLE -310                   0             0              0             0
     OTHER ACCOUNTS REC -409             1,400             0              0         1,400
     ACCTS REC FROM ASSOC -432      13,311,993    15,450,102-    15,591,030    13,171,065
                                 -------------  ------------  -------------  ------------
      TOTAL CURRENT ASSETS          13,345,652    15,450,102-    15,597,264    13,198,491
                                 -------------  ------------  -------------  ------------
   ACCUM DEF INC TAXES H-254                 0             0              0             0
   OTHER -200                                0             0              0             0
                                 -------------  ------------  -------------  ------------
      TOTAL DEFERRED DEBITS                  0             0              0             0
                                 -------------  ------------  -------------  ------------
 TOTAL ASSETS                       13,345,652    26,536,782-    26,683,944    13,198,491
                                 =============  ============  =============  ============
 CAPITALIZATION
     COMMON STK&PD IN CAP-090       10,282,100    10,151,313-    10,282,100    10,151,314
     RETAINED EARNINGS-400           1,327,343       935,367-     1,327,344       935,366
   LONG-TERM DEBT D-700                      0             0              0             0
                                 -------------  ------------  -------------  ------------
       TOTAL CAPITALIZATION         11,609,443    11,086,680-    11,609,444    11,086,680
                                 -------------  ------------  -------------  ------------
 CURRENT LIABILITIES (L)
   CURRENT MATURITITES  - 200                0             0              0             0
   ACCOUNTS PAYABLE                          0             0              0             0
   ACCOUNTS PAY TO ASSOC-322         1,397,366    15,450,102-    14,931,531     1,915,937
   ACCRUED TAXES
     FEDERAL INCOME TAXES -401          50,086-            0        109,100       159,186-
     STATE INCOME TAXES -450           388,929             0         33,869       355,060
     OTHER ACCRUED TAXES -500                0             0              0             0
   INTEREST ACCRUED - 610                    0             0              0             0
                                 -------------  ------------  -------------  ------------
      TOTAL CURRENT LIABILITIES      1,736,209    15,450,102-    15,074,500     2,111,811
                                 -------------  ------------  -------------  ------------
   ACCUM DEF INC TAXES F-100                 0             0              0             0
                                 -------------  ------------  -------------  ------------
 TOTAL LIAB & CAPITALIZATION        13,345,652    26,536,782-    26,683,944    13,198,491
                                 =============  ============  =============  ============


                                                                   Exhibit A-10
                                                                   Page 2 of 2

                                               MINNESOTA PULP CONSOLIDATED STATEMENT OF INCOME
                                                           YEAR TO DATE AS OF DECEMBER 1995

                                 CONSOLIDATED  ELIMINATIONS      MNPI          MNP2
                                 ------------  ------------  ------------  ------------
 OTHER INCOME & DEDUCTIONS (T)
   EQUITY IN EARN OF SUBS -200              2-      768,583-      768,581             0
   ALLOW FOR FUNDS-EQUITY -100              0             0             0             0
   INVESTMENT INCOME -300               1,849             0             0         1,849
   EARNINGS FROM LSPI FIBER 543     1,888,255             0             0     1,888,255
   OTHER MISCELLANEOUS INC-500        221,673             0       345,575       123,902-
   INCOME TAXES - INVEST -400             760-            0             0           760-
                - MISC -600           867,917-            0       128,944       996,861-
                                 ------------  ------------  ------------  ------------
     TOTAL OTHER INC & DEDUCT       1,243,098       768,583-    1,243,100       768,581
                                 ------------  ------------  ------------  ------------

                                 ------------  ------------  ------------  ------------
 INCOME BEFORE INTEREST CHARGE      1,243,098       768,583-    1,243,100       768,581
                                 ------------  ------------  ------------  ------------
 OTHER INTEREST EXPENSE                     0             0             0             0

                                 ------------  ------------  ------------  ------------
 NET INCOME                         1,243,098       768,583-    1,243,100       768,581
                                 ============  ============  ============  ============

                                                                   Exhibit A-11
                                                                   Page 1 of 1


                                                 Abbreviations Used in Exhibits


Exhibit A
     Minnesota  Power & Light  Company  (MPL)
     Superior  Water,  Light and Power Company (SWL)
     Consolidated  Topeka Group (CNTG)
     Energy Land,  Incorporated (ENLD)
     Consolidated ADESA Holdings (CNAD)
     Consolidated RendField (CNRD)
     BNI Coal,  Ltd.  (BNI)
     Rainy  River  Energy  Corporation  (RAIN)
     Consolidated Synertec (CNSY)
     Lakeview Financial  Corporation 1 (LFC1)
     Consolidated Upper Minnesota  Properties  (CNUP)
     Consolidated  Minnesota  Pulp,  Incorporated (CNPI)
     Minnesota Paper, Incorporation (MPAP)

Exhibit A-1
     Topeka Group Incorporated (Topeka Group)
     East L.A. Services Corp. (ELAG)
     Fibercore, Incorporated (Fibercore)
     Lehigh Acquisitions Corporation (LAC)
     Heater Utilities, Incorporated (Heater)
     Southern States Utilities, Inc. (SSU)

Exhibit A-2
     No abbreviations used

Exhibit A-3
     Heater Utilities, Incorporation (Heater Utilities)
     Heater of Seabrook, Inc. (Heater of Seabrook)
     Brookwood Water Corporation (Brookwood Water Corp.)
     Upstate Heater Utilities, Inc. (Upstate Heater)

Exhibit A-4
     ADESA Holdings (ADHD)
     ADESA Corporation (ADSA)

Exhibit A-5
     No abbreviations used

Exhibit A-6
     Rendfield Land Company, Inc. (REND)
     UtilEquip, Incorporated (UTIL)

Exhibit A-7
     Synertec, Incorporated (SYNR)
     Consolidated Superior Recycled Fiber (CNSR)

Exhibit A-8
     Superior Recycled Fiber Corporation (SRFC)
     Superior Recycled Fiber Industries Joint Venture (SRJV)

Exhibit A-9
     Upper Minnesota Properties, Inc. (UMPI)
     Upper Minnesota Properties - Irving, Inc. (IRV)
     Upper Minnesota Properties - Meadowlands, Inc. (MEAD)

Exhibit A-10
     Minnesota Pulp, Inc. (MNPI)
     Minnesota Pulp II, Inc. (MNP2)